Exhibit 2

AGREEMENT AND PLAN OF MERGER

DATED AS OF SEPTEMBER 30, 2019

BY AND AMONG

BROOKFIELD TK ACQUISITION HOLDINGS LP,

BROOKFIELD TK MERGER SUB LLC,

TEEKAY OFFSHORE PARTNERS L.P.,

TEEKAY OFFSHORE GP L.L.C.

AND

THE OTHER PARTIES HERETO

i

ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of September 30, 2019 (this “Agreement”), is by and among Brookfield TK Acquisition Holdings LP, a Bermuda limited partnership (“Parent”), Brookfield TK Merger Sub LLC, a Marshall Islands limited liability company (“Merger Sub”), Teekay Offshore Partners L.P., a Marshall Islands limited partnership (the “Partnership”), and Teekay Offshore GP L.L.C., a Marshall Islands limited liability company and the general partner of the Partnership (the “Partnership GP”), Brookfield TK TOGP LP, a Bermuda limited partnership (the “Sole GP Member”), solely for purposes of Sections 6.4, 6.15, 6.16 and 6.17 hereof, and each of the Brookfield Affiliated Holders (as defined herein), solely for purposes of Section 6.17 hereof. Each of Parent, Merger Sub, the Partnership and the Partnership GP are referred to herein as a “Party” and together as “Parties.” Certain capitalized terms used in this Agreement are defined in Article I.

WITNESSETH:

WHEREAS, the Conflicts Committee of the Board of Directors of the Partnership GP (the “GP Conflicts Committee”) has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the Partnership and the Partnership Unaffiliated Unitholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, such approval constituting “Special Approval” for all purposes under the Partnership Agreement, and (iii) recommended that the Board of Directors of the Partnership GP (the “GP Board”) approve this Agreement and the transactions contemplated hereby, including the Merger, and that the GP Board recommend to the Limited Partners holding Common Units the approval of this Agreement and the Merger;

WHEREAS, the GP Board (acting based upon the recommendation of the GP Conflicts Committee) has (i) determined that this Agreement and the consummation of the transactions contemplated hereby, including the Merger, are in the best interests of, the Partnership and the Partnership Unaffiliated Unitholders, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) resolved to submit this Agreement and the Merger for approval of the Limited Partners holding Common Units by written consent, and (iv) resolved to recommend approval of this Agreement and the Merger by the Limited Partners holding Common Units;

WHEREAS, (i) this Agreement has been drafted to provide the holders of Common Units (other than Sponsor Units) the right to make the Unit Election (as defined herein), (ii) neither the GP Conflicts Committee nor the GP Board have considered the terms and conditions of the Unit Alternative (as defined herein) in making the determinations, approvals or recommendations referred to above, and are not making any recommendation with regard to the Unit Election and (iii) the Unit Election may be made (or not made) by the holders of Common Units (other than Sponsor Units) pursuant to the Form of Election and Letter of Transmittal at their option and any holder of Common Units (other than Sponsor Units) that does not choose the Unit Alternative will receive the Merger Consideration;

WHEREAS, Parent owns 100% of the issued and outstanding limited liability company interests in Merger Sub;

WHEREAS, the general partner of Parent (the “Parent General Partner”) has (i) determined that this Agreement and the consummation of the transactions contemplated hereby, including the Merger, are in the best interests of Parent, and declared it advisable, to enter into this Agreement and (ii) approved the adoption of this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, Parent, in its capacity as the sole member of Merger Sub, has (i) determined that this Agreement and the consummation of the transactions contemplated hereby, including the Merger, are in the best interests of Merger Sub, and declared it advisable, to enter into this Agreement and (ii) approved the adoption of this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and

WHEREAS, immediately following execution of this Agreement, the Brookfield Affiliated Holders shall duly execute and deliver to the Partnership GP a written consent in their capacity as holders of a Unit Majority of the outstanding Common Units approving this Agreement and the Merger, thereby constituting Partnership Unitholder Approval.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

ARTICLE I
Defined Terms; Construction

Section 1.1            Definitions.

(a)           As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, (a) the Partnership, the Partnership GP and the Partnership’s Subsidiaries shall not be considered Affiliates of Parent, Merger Sub or any of their other respective Affiliates, and (b) Parent, Merger Sub and their respective Affiliates shall not be considered Affiliates of the Partnership, the Partnership GP or the Partnership’s Subsidiaries; provided further, however, that for the purposes of this Agreement, any Person that would otherwise be an Affiliate of a Brookfield Affiliated Holder but that operates behind an information wall will not be considered an Affiliate of the Brookfield Affiliated Holders, Parent, Merger Sub, the Partnership GP or any of their respective Affiliates.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” means the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, in each case including the rules and regulations promulgated thereunder, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Assumed Phantom Stock Unit” has the meaning set forth in Section 3.4(b).

“Assumed Restricted Stock Unit” has the meaning set forth in Section 3.4(a).

“Balance Sheet Date” has the meaning set forth in Section 4.5(c).

“Book-Entry Units” has the meaning set forth in Section 3.1(a).

“Brookfield Affiliated Holders” means, collectively, (a) Brookfield TK TOLP LP, a Bermuda limited partnership, (b) Brookfield TK Block Acquisition LP, a Bermuda limited partnership, and (c) Brookfield Asset Management Private Institutional Capital Adviser (Private Equity), L.P., a Manitoba limited partnership.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the cities of Houston, Texas or New York, New York are authorized or required by applicable Law to be closed.

“Certificated Units” has the meaning set forth in Section 3.1(a).

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Failure Notice” has the meaning set forth in Section 8.1(d)(iii).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Common Unit” has the meaning set forth in the Partnership Agreement.

“Consent” has the meaning set forth in Section 4.4(b).

“Contract” means, whether written or unwritten, any contract, purchase order, license, sublicense, lease, sublease, franchise, warranty, option, warrant, guaranty, indenture, note, bond, mortgage or other legally binding agreement, instrument or obligation.

“Divestiture Condition” means (a) any restriction, prohibition or limitation of ownership or operation by Parent or any of its Affiliates of all or any portion of the businesses or assets of the Partnership, the Partnership GP or the Partnership’s Subsidiaries in any manner in any part of the world, (b) any requirement that Parent or any of its Affiliates or any of the Partnership, the

Partnership GP or the Partnership’s Subsidiaries sell, divest, hold separate or otherwise dispose of, or enter into a voting trust, proxy or “hold separate” Contract or similar Contract with respect to, all or any portion of their respective businesses or assets or (c) any restriction, prohibition or limitation on the ability of Parent or any of its Affiliates or any of the Partnership, the Partnership GP or the Partnership’s Subsidiaries to conduct their respective businesses, enter into any new line of business or own or operate any of their respective assets, in each case, in any manner in any part of the world.

“DTC” has the meaning set forth in Section 3.2(d).

“Effect” has the meaning set forth in the definition of Partnership Material Adverse Effect.

“Effective Time” has the meaning set forth in Section 2.3.

“Election Deadline” has the meaning set forth in Section 3.3(c).

“Equity Awards” means the awards of Restricted Stock Units and Phantom Stock Units, in each case, granted under the Partnership Long-Term Incentive Plan.

“Equity Commitment Letter” has the meaning set forth in Section 5.10(a).

“Equity Financing” has the meaning set forth in Section 5.10(a).

“Equity Financing Sources” has the meaning set forth in Section 5.10(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 3.2(c).

“Existing Partnership Credit Facilities” means, collectively, the: (a) Loan Agreement, dated as of April 2, 2019, by and among Teekay Shuttle Tankers LLC, ABN Amro Capital USA LLC, Macquerie Bank Limited, London Branch, and the banks and financial institutions listed on Schedule 1 thereto; (b) Credit Agreement, dated as of March 1, 2018, by and among Teekay Offshore Partners L.P., Brookfield TK TOLP LP and Teekay Corporation; (c) Loan Agreement, dated March 26, 2018, by and among Teekay Grand Banks Shipping AS, DNB Markets, Inc., DNB Bank ASA, New York Branch and the banks listed on Schedule 1 thereto; (d) Loan Agreement, dated May 29, 2018, by and among Teekay Grand Banks Shipping AS, DNB Bank ASA, New York Branch and the banks and financial institutions listed on Schedule 1 thereto; (e) Secured Loan Agreement, dated September 18, 2017, by and among Navion Gothenburg LLC, Nordic Rio LLC, DNB Capital LLC, DNB Bank ASA, New York Branch, DNB Markets, Inc. and the banks listed on Schedule 1 thereto; (f) Secured Revolving Credit Facility Agreement, dated April 29, 2019, by and among Varg LLC, Piranema LLC, Voyageur LLC, ING Capital LLC and the banks listed on Schedule 1 thereto; (g) Secured Term Loan Facility Agreement, dated February 24, 2014, by and among Knarr LLC, The Export-Import Bank of Korea, Citibank N.A., London Branch, Credit Agricole Corporate and Investment Bank, Korea Exchange Bank, and the banks listed on Schedule 1 thereto; (h) Loan Agreement, dated July 17, 2015, by and among ALP Sweeper B.V., Teekay Offshore Partners L.P., Japan Bank for International Cooperation, Citibank Japan Ltd.,

Sumitomo Mitsui Banking Corporation, Citibank, N.A., Citibank, N.A., London Branch, SMBC Nikko Capital Markets Limited, and Citicorp International Limited; (i) Loan Agreement, dated July 17, 2015, by and among ALP Defender B.V., Teekay Offshore Partners L.P., Japan Bank for International Cooperation, Citibank Japan Ltd., Sumitomo Mitsui Banking Corporation, Citibank, N.A., Citibank, N.A., London Branch, SMBC Nikko Capital Markets Limited, and Citicorp International Limited; (j) Loan Agreement, dated July 17, 2015, by and among ALP Keeper B.V., Teekay Offshore Partners L.P., Japan Bank for International Cooperation, Citibank Japan Ltd., Sumitomo Mitsui Banking Corporation, Citibank, N.A., Citibank, N.A., London Branch, SMBC Nikko Capital Markets Limited, and Citicorp International Limited; (k) Loan Agreement, dated July 17, 2015, by and among ALP Striker B.V., Teekay Offshore Partners L.P., Japan Bank for International Cooperation, Citibank Japan Ltd., Sumitomo Mitsui Banking Corporation, Citibank, N.A., Citibank, N.A., London Branch, SMBC Nikko Capital Markets Limited, and Citicorp International Limited; (l) Secured Credit Facility Agreement, dated June 29, 2015, by and among Petrojarl I LLC, ABN AMRO Capital USA LLC, ABN AMRO Bank N.V. and the banks listed on Schedule 1 thereto; (m) Secured Credit Facility Agreement, dated February 6, 2015, by and among ALP Guard B.V., ALP Winger B.V., ALP Centre B.V., ALP Ippon B.V., ALP Ace B.V., ALP Forward B.V., Credit Suisse AG and the banks listed on Schedule 1 thereto; (n) Secured Term Loan Facility Agreement, dated September 15, 2017, by and among Arendal Spirit LLC, Citibank, N.A., London Branch, Citibank Europe PLC, UK Branch, and the banks listed on Schedule 1 thereto; (o) Secured Loan Agreement, dated August 28, 2019, by and among Clipper LLC, DNB Bank ASA, New York Branch, DNB Markets Inc., NIBC Bank N.V. and the banks listed on Schedule 1 thereto; (p) Secured Term Loan Facility Agreement, dated November 24, 2015, by and among Gina Krog Offshore Pte. Ltd., ING Bank N.V., Singapore Branch, ING Capital LLC, BNP Paribas, Singapore Branch, ING Capital Markets LLC and the banks and financial institutions listed on Schedule 1 thereto; and (q) Secured Revolving Credit Facility Agreement, dated May 23, 2019, by and among Teekay Shuttle Tankers LLC, Nordea Bank Abp, filial i Norge, New York Branch, and the banks, financial institutions and other institutional lenders listed on Schedule 1 thereto, in each case, as may be further amended, restated, supplemented or modified from time to time.

“FCPA” has the meaning set forth in Section 4.8(b).

“Form of Election and Letter of Transmittal” has the meaning set forth in Section 3.2(a).

“GAAP” means generally accepted accounting principles in the United States.

“General Partner Interest” has the meaning set forth in the Partnership Agreement.

“General Partner Unit” has the meaning set forth in the Partnership Agreement.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, whether federal, state, local, tribal, domestic, foreign or multinational.

“GP Board” has the meaning set forth in the Recitals.

“GP Conflicts Committee” has the meaning set forth in the Recitals.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Distribution Right” has the meaning set forth in the Partnership Agreement.

“Indemnified Person” means any Person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of the Partnership or any of its Subsidiaries or the Partnership GP and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with the Partnership) serving at the request of or on behalf of the Partnership, the Partnership GP or any of the Partnership’s Subsidiaries and together with such Person’s heirs, executors or administrators.

“Information and Exchange Agent” has the meaning set forth in Section 3.2(b).

“Knowledge” means, in the case of the Partnership and its Subsidiaries, the actual knowledge of the individuals listed in Section 1.1 of the Partnership Disclosure Schedule.

“Laws” means any law, statute, constitution, act, principle of common law, ordinance, rule, regulation, injunction, order, judgment, settlement, ruling, decree, directive, code, writ, binding case law, governmental guideline or interpretation having the force of law or legally enforceable requirement issued, enacted, adopted, promulgated, implemented or otherwise put in effect by or under the authority of any Governmental Authority.

“Liens” means any pledge, lien, charge, mortgage, encumbrance, option, right of first refusal or other preferential purchase right, adverse claim and interest, or security interest of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act, the “blue sky” Laws of the various states of the United States or similar Law of other applicable jurisdictions).

“Limited Partner” has the meaning set forth in the Partnership Agreement.

“Marshall Islands LLC Act” means the Marshall Islands Limited Liability Company Act, as amended.

“Marshall Islands LP Act” means the Marshall Islands Limited Partnership Act, as amended.

“Material Contract” means any Contract that would be required to be filed by the Partnership as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.

“Maximum Amount” has the meaning set forth in Section 6.2(c).

“Measurement Date” has the meaning set forth in Section 4.3(a).

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means any charter, certificate of incorporation, articles of association, bylaws, partnership agreement, operating agreement or similar formation or governing documents and instruments.

“Outside Date” has the meaning set forth in Section 8.1(b).

“Parent” has the meaning set forth in the Preamble.

“Parent Expenses” means an amount in cash equal to the reasonable and documented out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants) actually incurred by Parent, Merger Sub and their respective Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $4 million.

“Parent General Partner” has the meaning set forth in the Recitals.

“Parent Organizational Documents” has the meaning set forth in Section 5.1.

“Parent Related Party” has the meaning set forth in Section 8.2(b).

“Parent Termination Fee” has the meaning set forth in Section 8.2(b).

“Partnership” has the meaning set forth in the Preamble.

“Partnership Agreement” means the Sixth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of January 23, 2018, as amended, modified or supplemented as of the date of this Agreement.

“Partnership Cap” has the meaning set forth in Section 8.2(a).

“Partnership Disclosure Schedule” has the meaning set forth in Article IV.

“Partnership Expenses” means an amount in cash equal to the reasonable and documented out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants) actually incurred by the Partnership, the Partnership GP and their respective Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $4 million.

“Partnership Fairness Opinion” has the meaning set forth in Section 4.6.

“Partnership Financial Advisor” has the meaning set forth in Section 4.6.

“Partnership GP” has the meaning set forth in the Preamble.

“Partnership GP LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Partnership GP, dated as of September 25, 2017, as amended, modified or supplemented as of the date of this Agreement.

“Partnership Information Statement” means the information statement to be filed as an exhibit to the Schedule 13E-3 and delivered to the Limited Partners in connection with the Merger.

“Partnership Interest” has the meaning set forth in the Partnership Agreement.

“Partnership Long-Term Incentive Plan” means the Teekay Offshore Partners L.P. 2006 Long-Term Incentive Plan, as amended from time to time and including any successor or replacement plan or plans.

“Partnership Material Adverse Effect” means any change, event, effect or occurrence (each, an “Effect”) that (a) has, or would reasonably be expected to have, a material adverse effect on the business, assets, financial condition or results of operations of the Partnership and its Subsidiaries, taken as a whole, or (b) prevents or would reasonably be expected to prevent the consummation of the Merger, provided that, for purposes of clause (a), none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been a Partnership Material Adverse Effect: any Effect that results from or arises in connection with (A) conditions in the industries and regions in which the Partnership operates, (B) general economic or regulatory, legislative or political conditions (or changes therein) or securities, credit, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, commodity prices, credit markets and price levels or trading volumes), (C) any change or prospective change in Law or GAAP (or interpretation or enforcement thereof) (1) applicable to the Partnership or any of its properties, operations or assets or (2) generally affecting the industries or markets in which the Partnership and its Subsidiaries operate, (D) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage, terrorism or any epidemics, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism or any epidemics, (E) any hurricane, tornado, flood, volcano, earthquake or other natural or man-made disaster or any other national or international calamity or crises, (F) the failure, in and of itself, of the Partnership or its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes or prospective changes in the market price or trading volume of any securities or indebtedness of the Partnership or any of its Subsidiaries or the credit rating of the Partnership (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Partnership Material Adverse Effect if such facts are not otherwise excluded under this definition), (G) the announcement, pendency and consummation of any of the transactions contemplated hereby or any Proceeding in respect of this Agreement or any of the transactions contemplated hereby, (H) the compliance with the terms of this Agreement (other than with respect to any obligation of the Partnership or any of its Subsidiaries in accordance with Section 6.2) and any loss of or change in relationship with any customer, supplier, vendor or other business partner, or departure of any employee or officer, of the Partnership or of any of its

Subsidiaries as a result of the execution of this Agreement, the announcement of any of the transactions contemplated hereby or compliance with the terms hereof, and (I) any action taken by the Partnership or any of its Subsidiaries at Parent’s written request, with Parent’s or any of its Affiliates’ written consent, or with approval of the GP Board except in the case of clauses (A), (B), (C), (D) or (E), to the extent that the Partnership and its Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries or markets in which the Partnership and its Subsidiaries operate.

“Partnership Organizational Documents” has the meaning set forth in Section 4.1(b).

“Partnership SEC Documents” means, collectively, all reports, schedules, forms, certifications, prospectuses and registration and other statements required to be (or that have otherwise been) filed or furnished by the Partnership with the SEC since December 31, 2017, including all exhibits and schedules thereto and documents incorporated by reference therein.

“Partnership Subsidiary Documents” means the certificates of limited partnership and partnership agreements (or comparable Organizational Documents) of each of the Partnership’s Subsidiaries.

“Partnership Unaffiliated Unitholders” means holders of Common Units other than the Brookfield Affiliated Holders, Parent, Merger Sub, the Partnership GP and their respective Affiliates.

“Partnership Unitholder Approval” has the meaning set forth in Section 5.3(b).

“Party” has the meaning set forth in the Preamble.

“Permit” means franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Phantom Stock Unit” means each award granted under the Partnership Long-Term Incentive Plan that was designated as a “Phantom Stock Option” on the date of grant.

“Proceeding” means any actual or threatened claim (including a claim of a violation of Law), action, audit, charge, demand, suit, proceeding, arbitration, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Related Party” means the Parties and each of their respective Affiliates and their and their respective Affiliates’ stockholders, partners, members, officers, directors, employees, controlling Persons, agents and representatives.

“Representatives” means with respect to a Person, such Person’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives.

“Required Regulatory Approvals” has the meaning set forth in Section 6.4(a).

“Restated Partnership Agreement” means the Seventh Amended and Restated Agreement of Limited Partnership of the Partnership substantially in the form attached hereto as Exhibit A, subject to any changes made by Parent, with the approval of the GP Board, that do not have a material and adverse impact on the Partnership.

“Restraints” has the meaning set forth in Section 7.1(b).

“Restricted Stock Unit” means each award granted under the Partnership Long-Term Incentive Plan that was designated as a “Restricted Stock Unit” or “RSU” on the date of grant.

“Rights” means, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such Person (or the general partner of such Person) to issue, transfer or sell any partnership interest or other equity interest of such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or (b) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.

“Rollover Unit” means a Class A Common Unit of the Partnership that has the terms and conditions set forth in the Restated Partnership Agreement.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.5(a).

“Schedule 13E-3” has the meaning set forth in Section 5.5.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Series A Distributions” has the meaning set forth in the Partnership Agreement.

“Series A Preferred Unit” has the meaning set forth in the Partnership Agreement.

“Series B Distributions” has the meaning set forth in the Partnership Agreement.

“Series B Preferred Unit” has the meaning set forth in the Partnership Agreement.

“Series E Distributions” has the meaning set forth in the Partnership Agreement.

“Series E Preferred Unit” has the meaning set forth in the Partnership Agreement.

“Sole GP Member” has the meaning set forth in the Preamble.

“Sponsor Units” means each Common Unit that is, as of the Closing, held by Parent, the Brookfield Affiliated Holders or their respective Affiliates. For the avoidance of doubt, Common Units held by any Person that would be considered an Affiliate of a Brookfield Affiliated Holder but that operates behind an information wall and therefore is not an Affiliate of the Brookfield Affiliated Holders for purposes of this Agreement will not be considered Sponsor Units for any purpose under this Agreement.

“Subsidiary” when used with respect to any Person, means any Person of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partner interests or, in the case of a limited liability company, the managing member) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such party; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, the Partnership, the Partnership GP and the Partnership’s Subsidiaries shall not be considered Subsidiaries of Parent, the Brookfield Affiliated Holders, the Sole GP Member or any of their respective Affiliates.

“Surviving Entity” has the meaning set forth in Section 2.1.

“Takeover Statutes” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal Law and any similar provision incorporated into an Organizational Document.

“Tax” or “Taxes” means all forms of taxation or duties imposed by any Governmental Authority, or required by any Governmental Authority to be collected or withheld, including charges, together with any related interest, penalties and other additional amounts.

“Unit Alternative” has the meaning set forth in Section 3.3(e).

“Unit Election” has the meaning set forth in Section 3.3(a).

“Unit Majority” has the meaning set forth in the Partnership Agreement.

“Unitholder” has the meaning set forth in the Partnership Agreement.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 as well as any similar applicable foreign, state or local Law.

“Warrant” means each warrant to purchase Common Units that is outstanding and unexercised as of immediately prior to the Effective Time.

“Willful Breach” means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case, that is the consequence of an act or omission where the breaching or non-performing party knows, or would reasonably be expected to have known, that the taking of, or failure to take, such act would, or would reasonably be expected to, cause a material breach of this Agreement.

Section 1.2            Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

(a)           the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b)           examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c)           the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(d)           all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(e)           the word “or” is not exclusive and has the inclusive meaning represented by the phrase “and/or”;

(f)            a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(g)           all references to prices, values or monetary amounts refer to United States dollars;

(h)           wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;

(i)            this Agreement has been jointly prepared by the Parties, and this Agreement will not be construed against any Person as the principal draftsperson of this Agreement and no consideration may be given to any fact or presumption that any Party had a greater or lesser hand in drafting this Agreement;

(j)            each covenant, term and provision of this Agreement will be construed simply according to its fair meaning; prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement will not be used as an aid of construction or otherwise constitute evidence of the intent of the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party hereto by virtue of such prior drafts;

(k)           the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(l)            any references herein to a particular Section, Article or Schedule means a Section or Article of, or Schedule to, this Agreement unless otherwise expressly stated herein;

(m)          the Schedules attached hereto are incorporated herein by reference and will be considered part of this Agreement;

(n)           unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;

(o)           all references to days mean calendar days unless otherwise provided; and

(p)           all references to time mean Houston, Texas time.

ARTICLE II
The Merger

Section 2.1            Merger and Surviving Entity. Upon the terms and subject to the conditions of this Agreement, and in accordance with the Marshall Islands LP Act and the Marshall Islands LLC Act, at the Effective Time, Merger Sub shall merge with and into the Partnership (the “Merger”), the separate existence of Merger Sub will cease and the Partnership shall survive and continue to exist as a Marshall Islands limited partnership (the Partnership as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 2.2            Closing. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 609 Main Street, Houston, Texas 77002 at 10:00 A.M., Houston, Texas time, on the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the Partnership and Parent shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.3            Effective Time. Subject to the provisions of this Agreement, at the Closing, the Partnership and Parent will cause a certificate of merger, executed in accordance with the relevant provisions of the Partnership Agreement, the Marshall Islands LP Act and the Marshall Islands LLC Act (the “Certificate of Merger”), to be duly filed with the Registrar of Corporations of the Republic of the Marshall Islands. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Registrar of Corporations of the Republic of the Marshall Islands or at such later date or time as may be agreed by the Partnership and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.4            Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the Marshall Islands LP Act and the Marshall Islands LLC Act. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, (a) all the property, rights, privileges, powers and franchises and all and every other interest of the Partnership shall continue in the Partnership as the Surviving Entity, (b) all the property, rights, privileges, powers and franchises and all and every other interest of

Merger Sub shall vest in the Partnership as the Surviving Entity, (c) all claims, obligations, debts, liabilities and duties of the Partnership shall continue in the Partnership as the Surviving Entity, (d) all claims, obligations, debts, liabilities and duties of Merger Sub shall become the claims, obligations, debts, liabilities and duties of the Partnership as the Surviving Entity and (e) the Partnership GP shall continue as the sole general partner of the Partnership.

Section 2.5            Organizational Documents of the Surviving Entity. At the Effective Time, (a) the certificate of limited partnership of the Partnership as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with applicable Law and (b) the Partnership Agreement as in effect immediately prior to the Effective Time shall be the Restated Partnership Agreement and, as so amended and restated, shall be the agreement of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with the terms thereof and applicable Law.

ARTICLE III
Merger Consideration; Exchange Procedures

Section 3.1            Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Partnership, the Partnership GP or any holder of Parent equity or voting securities or Partnership equity or voting securities:

(a)           Conversion of Common Units (other than Sponsor Units). Subject to Section 3.1(c), Section 3.1(d), Section 3.3, and Section 3.5, each Common Unit (other than the Sponsor Units) issued and outstanding as of immediately prior to the Effective Time shall be converted into the right to receive $1.55 in cash without any interest thereon (the “Merger Consideration”).  As of the Effective Time, all Common Units converted into the right to receive the Merger Consideration pursuant to this Section 3.1(a) shall no longer be outstanding and shall automatically be canceled and cease to exist. As of the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented any such Common Units (“Certificated Units”) or non-certificated Common Units represented in book-entry form immediately prior to the Effective Time (“Book-Entry Units”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificated Unit or Book-Entry Unit in accordance with Section 3.2(d) without interest.

(b)           Cancellation of Incentive Distribution Rights. As of the Effective Time, all Incentive Distribution Rights issued and outstanding immediately prior to the Effective Time shall automatically be canceled and cease to exist, and no consideration shall be delivered in respect thereof.

(c)           Sponsor Units, Preferred Units, and General Partner Interest Unaffected.

(i)            Each Sponsor Unit issued and outstanding as of immediately prior to the Effective Time will be unaffected by the Merger and shall be unchanged and remain outstanding, and no consideration shall be delivered in respect thereof.

(ii)           Each Series A Preferred Unit, Series B Preferred Unit and Series E Preferred Unit issued and outstanding as of immediately prior to the Effective Time will be unaffected by the Merger and shall be unchanged and remain outstanding, and no consideration shall be delivered in respect thereof.

(iii)          The General Partner Interest issued and outstanding as of immediately prior to the Effective Time will be unaffected by the Merger and shall be unchanged and remain outstanding, and no consideration shall be delivered in respect thereof.

(d)           Treatment of Warrants. Each Warrant issued and outstanding as of immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration that a Common Unit issuable (at the Effective Time) upon exercise of such Warrant immediately prior to the Effective Time would have been entitled to receive pursuant to Section 3.1(a). For the avoidance of doubt, in the event that no Common Units would be issuable upon exercise of a Warrant immediately prior to the Effective Time (which would occur in the event that the exercise price of such Warrant exceeds the Merger Consideration), such Warrant shall automatically be cancelled and cease to exist, and no consideration shall be delivered in respect thereof.

(e)           Treatment of Partnership Owned Units. Any Partnership Interests that are owned immediately prior to the Effective Time by the Partnership or any Subsidiary of the Partnership will be automatically cancelled and will cease to exist. No consideration will be delivered in exchange for such cancelled Partnership Interests.

(f)            Equity of Merger Sub. The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted automatically into one Common Unit of the Surviving Entity.

(g)           Issuance of Common Units to Parent. In consideration for the deposit of cash to the Exchange Fund by or on behalf of Parent with the Information and Exchange Agent for the payment of the Merger Consideration, the Surviving Entity shall issue to Parent a number of Common Units equal to the total of (i) the number of Common Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(a), and (ii) the number of Common Units that would have been issuable (at the Effective Time) upon exercise of a Warrant immediately prior to the Effective Time, in respect of any Warrant that is converted, pursuant to Section 3.1(d), into the right to receive the Merger Consideration pursuant to Section 3.1(a).

(h)           Books and Records of the Partnership. At the Effective Time, the books and records of the Partnership shall be revised to reflect (i) the cancellation and retirement of all Common Units that were converted into the right to receive the Merger Consideration and all Common Units converted into the Unit Alternative and that, immediately following the Effective Time, Parent and the Brookfield Affiliated Holders will be the only holders of Common Units and holders of Common Units electing the Unit Alternative will be the only holders of Rollover Units and (ii) that the existence of the Partnership shall continue without dissolution.

(i)            Distributions. To the extent applicable, holders of Common Units (including holders electing the Unit Alternative) immediately prior to the Effective Time shall have continued rights to receive any distribution, without interest, with respect to such Common Units with a record date occurring prior to the Effective Time that may have been declared by the Partnership GP or made by the Partnership with respect to such Common Units in accordance with the terms of this Agreement and that remain unpaid as of the Effective Time. Such distributions by the Partnership, if any, are not part of the Merger Consideration and shall be paid on the payment date set therefor to such holders or former holders, as applicable. To the extent applicable, holders of Common Units prior to the Effective Time shall have no rights to any distribution with respect to such Common Units with a record date occurring on or after the Effective Time that may have been declared by the Partnership GP or made by the Partnership with respect to such Common Units prior to the Effective Time and that remains unpaid as of the Effective Time.

Section 3.2            Surrender of Common Units.

(a)           Form of Election and Letter of Transmittal. The Partnership shall prepare and attach as an exhibit to the Partnership Information Statement a form of election and letter of transmittal (the “Form of Election and Letter of Transmittal”) in such customary form as the Partnership and Parent may reasonably agree, including, among other items, instructions for use in effecting the surrender of Certificated Units (or effective affidavits of loss in lieu thereof pursuant to Section 3.2(h)) and Book-Entry Units to the Information and Exchange Agent in exchange for the Merger Consideration or for the Unit Alternative.

(b)           Information and Exchange Agent. Prior to the Closing Date, the Partnership shall (i) appoint one or more agents reasonably acceptable to Parent to act as information and exchange agent (the “Information and Exchange Agent”) for the purpose of delivering the Partnership Information Statement (including the Form of Election and Letter of Transmittal), receiving elections and exchanging, in accordance with this Article III, Certificated Units and Book-Entry Units for the Merger Consideration or for the Unit Alternative, as applicable, and (ii) provide to the Information and Exchange Agent all information reasonably necessary for it to perform as specified herein and as specified in any agreement with the Information and Exchange Agent. As promptly as practicable after the date hereof, and in no case less than thirty (30) days prior to the Effective Time, the Partnership will deliver, or will cause the Information and Exchange Agent to deliver, to each holder of record of Common Units as of such date whose Common Units will be converted into the right to receive the Merger Consideration, the Partnership Information Statement (including the Form of Election and Letter of Transmittal).

(c)           Deposit. On or prior to the Closing Date, Parent shall deposit or cause to be deposited with the Information and Exchange Agent an amount of cash in U.S. dollars sufficient to pay the aggregate Merger Consideration pursuant to this Article III. The cash deposited with the Information and Exchange Agent is referred to in this Agreement as the “Exchange Fund.” The Information and Exchange Agent shall, pursuant to irrevocable instructions delivered by Parent at or prior to the Effective Time, deliver the Merger Consideration contemplated to be paid pursuant to this Article III out of the Exchange Fund. Subject to Section 3.2(i) and Section 3.2(j), the Exchange Fund shall not be used for any purpose other than to pay such Merger Consideration.

(d)           Exchange. Each holder of Common Units, other than The Depository Trust Company (“DTC”), that have been converted into the right to receive the Merger Consideration, upon delivery to the Information and Exchange Agent of a properly completed Form of Election and Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, and surrender of Certificated Units (or affidavit of loss in lieu thereof pursuant to Section 3.2(h)) or Book-Entry Units and such other documents as may reasonably be required by the Information and Exchange Agent (including with respect to Book-Entry Units), will be entitled to receive in exchange therefor cash representing the Merger Consideration that such holder has the right to receive pursuant to this Article III. DTC, upon surrender of its Book-Entry Units to the Information and Exchange Agent in accordance with the customary surrender procedures of DTC and the Information and Exchange Agent, will be entitled to receive in exchange for each surrendered Book-Entry Unit, other than any Book-Entry Unit beneficially owned by a Person that has made a Unit Election, a cash amount equal to the Merger Consideration. The Merger Consideration shall be paid as promptly as practicable by mail after receipt by the Information and Exchange Agent of the Certificated Units (or affidavit of loss in lieu thereof pursuant to Section 3.2(h)) and a completed Form of Election and Letter of Transmittal, or any applicable documentation with respect to the surrender of Book-Entry Units; provided that (i) no Person beneficially owning Common Units through DTC will be required to deliver a Form of Election and Letter of Transmittal to receive the Merger Consideration that such holder is entitled to receive through DTC and (ii) any such Person will receive its Merger Consideration in accordance with the customary payment procedures of DTC and its participants following the Effective Time. No interest shall be paid or accrue on any Merger Consideration. Until so surrendered, each such Certificated Unit and Book-Entry Unit that has the right to receive Merger Consideration shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

(e)           Other Payees. If any payment of the Merger Consideration is to be made to a Person other than the Person in whose name the applicable surrendered Certificated Unit or Book-Entry Unit is registered (other than DTC), it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such payment to a Person other than the registered holder of the surrendered Certificated Unit or Book-Entry Unit or shall establish to the satisfaction of the Information and Exchange Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificated Unit (or affidavit of loss in lieu thereof pursuant to Section 3.2(h)) or Book-Entry Unit is registered, it shall be a condition to the registration thereof that any surrendered certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificated Unit (or affidavit of loss in lieu thereof pursuant to Section 3.2(h)) or Book-Entry Unit or shall establish to the satisfaction of the Information and Exchange Agent that such Tax has been paid or is not payable.

(f)            No Further Transfers. From and after the Effective Time, there shall be no further registration on the books of the Partnership of transfers of Common Units converted into the right to receive the Merger Consideration. From and after the Effective Time, the holders of Certificated Units or Book-Entry Units representing Common Units converted into the right to receive the Merger Consideration and that were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Units, except as otherwise provided in this Agreement or by applicable Law, and the Merger Consideration paid upon such conversion shall be deemed to have been paid in full satisfaction of all rights pertaining to such Common Units. If, after the Effective Time, Certificated Units or Book-Entry Units are presented to the Information and Exchange Agent or Parent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth in, this Article III.

(g)           Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Common Units converted into the right to receive the Merger Consideration twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his, her or its Common Units for the Merger Consideration in accordance with this Section 3.2 prior to that time shall thereafter look only to Parent or the Surviving Entity for delivery of the Merger Consideration. Notwithstanding the foregoing, Parent, Merger Sub, the Partnership and the Partnership GP shall not be liable to any holder of Common Units for any Merger Consideration duly delivered to a public official pursuant to applicable abandoned property escheat or similar Laws. Any Merger Consideration remaining unclaimed by holders of Common Units immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.

(h)           Lost, Stolen or Destroyed Certificated Units. If any Certificated Unit shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificated Unit to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificated Unit, the Information and Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificated Unit the Merger Consideration to be paid in respect of the Common Units represented by such Certificated Unit as contemplated by this Article III.

(i)            Withholding Taxes. Each of Parent, Merger Sub, the Surviving Entity and the Information and Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable to any Person pursuant to this Agreement such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under any provision of applicable state, local or foreign Tax Law. To the extent amounts are so withheld and timely paid over to the appropriate Tax authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the Person in respect of which such withholding was made.

(j)            Investment of the Exchange Fund. Parent may cause the Information and Exchange Agent to invest any cash included in the Exchange Fund solely in cash or cash equivalent investments, as directed by Parent, on a daily basis, in Parent’s sole discretion; provided, however, that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to the holders of Common Units converted into the right to receive the Merger Consideration that were outstanding immediately prior to the Effective Time pursuant to this

Article III. Any interest and other income resulting from such investments shall be paid promptly to Parent.

Section 3.3            Unit Election.

(a)           Each holder of record of Common Units (other than Sponsor Units) as of immediately prior to the Election Deadline shall be entitled to elect, in accordance with the instructions set forth in the Form of Election and Letter of Transmittal, to forego the right to receive the Merger Consideration with respect to all of such Person’s Common Units and instead receive Rollover Units with respect to all of such Person’s Common Units (a “Unit Election”).

(b)           Any Unit Election may be revoked with respect to the Common Units subject thereto in accordance with the procedures set forth in the Form of Election and Letter of Transmittal. If a Unit Election is revoked, the Common Units as to which such election previously applied shall be treated as Common Units in accordance with Section 3.1(a) unless a Unit Election is submitted by the holder of such Common Units in accordance with the procedures set forth in the Form of Election and Letter of Transmittal.

(c)           Any Unit Election shall have been properly made only if (i) the Information and Exchange Agent shall have received by the date and time set forth in the Form of Election and Letter of Transmittal (the “Election Deadline”) a completed Form of Election and Letter of Transmittal or (ii) such Unit Election has been made at or prior to the Election Deadline pursuant any other procedures set forth in the Form of Election and Letter of Transmittal. After a Unit Election is validly made with respect to any Common Units, no further registration of transfers of such Common Units shall be made on the unit transfer books of the Partnership unless and until such Unit Election is properly revoked in accordance with the procedures set forth in the Form of Election and Letter of Transmittal.

(d)           As of the Effective Time, all Common Units exchanged for the Rollover Units pursuant to this Section 3.3 shall no longer be outstanding and shall automatically be canceled and cease to exist. As of the Effective Time, each holder of Certificated Units or beneficial owner of Book-Entry Units that has made a Unit Election shall cease to have any rights with respect thereto, except the right to receive the Unit Alternative in exchange therefor upon surrender of such Certificated Unit or Book-Entry Unit in accordance with Section 3.2(d) without interest.

(e)           Each Common Unit with respect to which a Unit Election has been effectively made and not revoked pursuant to the Form of Election and Letter of Transmittal shall be exchanged for one Rollover Unit (the “Unit Alternative”), which Rollover Unit shall be issued in uncertificated book-entry form in accordance with the procedures set forth in the Information Statement (including the Form of Election and Letter of Transmittal) and will be duly authorized, validly issued, fully paid (to the extent required under the Restated Partnership Agreement) and non-assessable (except as set forth in the Restated Partnership Agreement or as such non-assessability may be affected by Sections 30, 41, 51 and 60 of the Marshall Islands LP Act).

(f)            The reasonable good faith determination of the Information and Exchange Agent (or the reasonable good faith determination of Parent, in the event that the Information and

Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not Unit Elections shall have been properly made or revoked pursuant to the Form of Election and Letter of Transmittal, as to when Unit Elections and revocations were received by the Information and Exchange Agent and to disregard immaterial defects in a completed Form of Election and Letter of Transmittal. None of Parent, the Partnership or the Information and Exchange Agent shall be under any obligations to notify any Person of any defect in a completed Form of Election and Letter of Transmittal. Notwithstanding anything in this Section 3.3 to the contrary, the Information and Exchange Agent may, with the written agreement of Parent (subject to the consent of the Partnership), make any rules or procedures as are consistent with this Section 3.3 for the implementation of Unit Elections provided for in this Agreement as shall be necessary or desirable to administer Unit Elections.

Section 3.4            Treatment of Equity Awards.

(a)           Restricted Stock Units. As of the Effective Time, each Restricted Stock Unit shall be converted into a restricted stock unit award with respect to the same number of Rollover Units as the number of Common Units to which such Restricted Stock Unit was subject (each, an “Assumed Restricted Stock Unit”), and otherwise with the same terms and conditions as were applicable to such Restricted Stock Unit immediately prior to the Effective Time (including with respect to vesting and termination-related vesting provisions) as applied to the award of Restricted Stock Units for which they were exchanged, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other administrative or ministerial changes as in the reasonable and good faith determination of the Partnership GP are appropriate to conform the administration of the Assumed Restricted Stock Units.

(b)           Phantom Stock Units. As of the Effective Time, each Phantom Stock Unit shall be converted into a phantom stock unit award with respect to the same number of Rollover Units as the number of Common Units to which such Phantom Stock Unit was subject (each, an “Assumed Phantom Stock Unit”), and otherwise with the same terms and conditions as were applicable to such Phantom Stock Unit immediately prior to the Effective Time (including with respect to vesting and termination-related vesting provisions) as applied to the award of Phantom Stock Units for which they were exchanged, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other administrative or ministerial changes as in the reasonable and good faith determination of the Partnership GP are appropriate to conform the administration of the Assumed Phantom Stock Units.

(c)           Prior to the Effective Time, the Partnership and the Partnership GP shall take all actions (including adopting resolutions) as may be necessary to provide for or give effect to the transactions contemplated by this Section 3.4, including but not limited to the assumption of the Partnership Long-Term Incentive Plan by the Surviving Entity. Prior to any such adoption, the Partnership shall provide Parent with drafts of, and a reasonable opportunity to comment on, all such resolutions.  At the Effective Time, Parent shall or shall cause the Surviving Entity to, assume all the obligations of the Partnership under the Partnership Long-Term Incentive Plan, each outstanding Assumed Restricted Stock Unit and Assumed Phantom Stock Unit and the agreements evidencing the grants thereof.

(d)           As soon as practicable following the Effective Time, the Partnership shall file post-effective amendments to the Form S-8 registration statements filed by the Partnership on November 28, 2007 and March 10, 2017, respectively, deregistering all Common Units thereunder.

Section 3.5            Adjustments. Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Common Units shall have been changed into a different number of units or a different class or series by reason of the occurrence or record date of any unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or similar transaction, the Merger Consideration and any other similar dependent item, as the case may be, shall be appropriately adjusted to reflect fully the effect of such unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or similar transaction and to provide the holders of Common Units the same economic effect as contemplated hereby prior to such event.

Section 3.6            No Dissenters’ or Appraisal Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby.

ARTICLE IV
Representations and Warranties of the Partnership and the Partnership GP

Except as disclosed in (a) the Partnership SEC Documents filed with the SEC on or after December 31, 2017 and prior to the date of this Agreement (but excluding any disclosure contained in any such Partnership SEC Documents under the heading “Risk Factors” or “Cautionary Statement About Forward-Looking Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by the Partnership to Parent and Merger Sub (the “Partnership Disclosure Schedule”) prior to the execution of this Agreement; provided that disclosure in any section of such Partnership Disclosure Schedule will be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section, the Partnership and the Partnership GP each represent and warrant, jointly and severally, to Parent and Merger Sub as follows:

Section 4.1            Organization, Standing and Power.

(a)           Each of the Partnership, the Partnership GP and the Partnership’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate, partnership or limited liability company power and authority necessary to own or lease all of its properties and assets and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties and assets makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(b)           The Partnership has made available to Parent prior to the execution of this Agreement a true and complete copy of the Organizational Documents of the Partnership and the Partnership GP (the “Partnership Organizational Documents”), in each case, as in effect as of the date of this Agreement.

Section 4.2            Authority.

(a)           Each of the Partnership and the Partnership GP has all necessary limited partnership or limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to obtaining the Partnership Unitholder Approval in the case of the Partnership. The execution, delivery and performance by each of the Partnership and the Partnership GP of this Agreement, and the consummation by the Partnership and the Partnership GP of the transactions contemplated hereby have been duly authorized by the GP Board and approved by each of the GP Conflicts Committee and the GP Board and, except for obtaining the Partnership Unitholder Approval, no other entity action on the part of the Partnership or the Partnership GP is necessary for the Partnership or the Partnership GP to authorize the execution, delivery and performance by the Partnership and the Partnership GP of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Partnership and the Partnership GP and, assuming due authorization, execution and delivery of this Agreement by the other Parties hereto, constitutes a legal, valid and binding obligation of the Partnership and the Partnership GP, enforceable against each of the Partnership and the Partnership GP in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)           The GP Conflicts Committee, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the Partnership and the Partnership Unaffiliated Unitholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, such approval constituting “Special Approval” for all purposes under the Partnership Agreement, and (iii) recommended that the GP Board approve this Agreement and the transactions contemplated hereby, including the Merger and that the GP Board recommend to the Limited Partners holding Common Units the approval of this Agreement and the Merger.

(c)           The GP Board (acting based upon the recommendation of the GP Conflicts Committee), at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Partnership and the Partnership Unaffiliated Unitholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iii) resolved to submit this Agreement and the Merger for approval of the Limited Partners holding Common Units by written consent, and (iv) resolved to recommend approval of this Agreement and the Merger by the Limited Partners holding Common Units.

(d)           With regard to the representations in Section 4.2(b) and (c) above, for the sake of clarity, this Agreement includes the Unit Election in order to provide the holders of Common Units (other than Sponsor Units) the right, at their option, to make the Unit Election, and the GP Conflicts Committee did not consider the terms and conditions of the Unit Alternative in making the determinations, approvals or recommendations referred to above, and neither the GP Board nor the GP Conflicts Committee made any recommendation to the Partnership Unaffiliated Unitholders with regard to the Unit Election in connection with their respective approvals of this Agreement and the Merger.

Section 4.3            Capitalization; Subsidiaries.

(a)           As of the close of business on September 25, 2019 (the “Measurement Date”), the Partnership has no Partnership Interests or other equity interests issued and outstanding other than (i) 410,707,764 Common Units, (ii) 6,000,000 Series A Preferred Units, (iii) 5,000,000 Series B Preferred Units, (iv) 4,800,000 Series E Preferred Units, (v) 3,143,780 General Partner Units representing the General Partner Interest and (vi) the Incentive Distribution Rights. At the close of business on the Measurement Date, 0 Common Units were reserved for issuance pursuant to outstanding warrants, 3,764,261 Common Units were reserved for issuance under the Partnership Long-Term Incentive Plan, 526,561 Restricted Stock Units were outstanding and 3,237,700 Phantom Stock Units were outstanding.  Except as set forth above in this Section 4.3(a) or in Section 4.3(a) of the Partnership Disclosure Schedule, as of the date of this Agreement, there are not any Partnership Interests, voting securities or other equity interests of the Partnership issued and outstanding or any subscriptions, options, phantom equity, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any Partnership Interests, voting securities or other equity or equity-based interests of the Partnership, including any representing the right to purchase or otherwise receive any of the foregoing. All of the outstanding Partnership Interests of the Partnership have been, or upon issuance will be, duly authorized, validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as set forth in the Partnership Agreement or as such non-assessability may be affected by Sections 30, 41, 51 and 60 of the Marshall Islands LP Act) and, except as set forth in the Partnership Agreement, are not subject to any preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). The Partnership GP is the sole general partner of the Partnership and is the sole record owner of the General Partner Interest and all of the Incentive Distribution Rights and such General Partner Interest and Incentive Distribution Rights have been duly authorized and validly issued in accordance with applicable Law and the Partnership Agreement.

(b)           Since the Balance Sheet Date to the date of this Agreement, the Partnership has not issued any Partnership Interests, voting securities or other equity interests or any securities convertible or exchangeable or exercisable for any Partnership Interests, voting securities or other equity interests, other than issuances by any of the Partnership’s Subsidiaries to the Partnership or any of the Partnership’s other Subsidiaries or as set forth above in Section 4.3(a). Except as set forth in this Agreement, the Partnership Organizational Documents or the Partnership Subsidiary Documents, none of the Partnership or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, restricted units, equity appreciation rights, profits interests, warrants, calls, convertible or exchangeable securities, Rights, commitments or agreements of any character providing for the issuance or disposition of any partnership interests, limited liability company interests, shares of capital stock, voting securities or other equity interests of any Subsidiary of the Partnership. Except (i) as set forth in the Partnership Agreement, (ii) as contemplated by this Agreement or (iii) in connection with the vesting, settlement or forfeiture of, or Tax withholding with respect to, any equity or equity-based awards granted under the

Partnership Long-Term Incentive Plan disclosed in Section 4.3(a) and outstanding as of the date of this Agreement, there are no outstanding obligations of the Partnership or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Partnership Interests or other partnership interests, shares of capital stock, voting securities or equity or equity-based interests (or any options, restricted units, equity appreciation rights, profits interests, warrants or other Rights to acquire any Partnership Interests or other partnership interests, shares of capital stock, voting securities or equity or equity-based interests) of the Partnership or any of its Subsidiaries.

(c)           Other than (i) ownership of its Subsidiaries, (ii) as described in Section 4.3(c) of the Partnership Disclosure Schedule or (iii) as set forth in the Partnership SEC Documents, the Partnership does not own, beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind. Except as set forth in Section 4.3(c) of the Partnership Disclosure Schedule or the Partnership SEC Documents, the Partnership owns such interests in its Subsidiaries free and clear of all Liens, except those existing or arising pursuant to the applicable governing documents of such entities.

Section 4.4            No Conflicts; Consents.

(a)           The execution and delivery by the Partnership and the Partnership GP of this Agreement do not, and the consummation of the Merger and the other transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Partnership, the Partnership GP or the Partnership’s Subsidiaries under, any provision of (i) assuming the Partnership Unitholder Approval is obtained, the Partnership Organizational Documents or the Partnership Subsidiary Documents, (ii) any Contract to which the Partnership, the Partnership GP or any Subsidiary of the Partnership is a party or by which they or any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.4(b), any Law applicable to the Partnership, the Partnership GP or the Partnership’s Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected to, individually or in the aggregate, have a Partnership Material Adverse Effect (it being agreed that for purposes of this Section 4.4(a), clause (G) of the definition of the term “Partnership Material Adverse Effect” (solely with respect to Proceedings) shall not be excluded in determining whether a Partnership Material Adverse Effect has occurred or would reasonably be expected to occur).

(b)           No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Governmental Authority is required to be obtained or made by or with respect to the Partnership or any Subsidiary thereof in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) compliance with and filings under the HSR Act, if any, (ii) compliance with Tax filing requirements under the Code or any other applicable Law, (iii) (A) the filing with the SEC of such registrations, reports or other actions under the Exchange Act and Securities Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, and (B) any filing in respect of the Merger applicable under state “blue sky” or similar securities Laws, (iv) the filing of the Certificate of

Merger with the Registrar of Corporations of the Republic of the Marshall Islands and appropriate documents with the relevant authorities of the other jurisdictions in which the Partnership is qualified to do business, (v) such filings as may be required under the rules and regulations of the NYSE and (vi) such other items the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Partnership Material Adverse Effect (it being agreed that for purposes of this Section 4.4(b), clause (G) of the definition of the term “Partnership Material Adverse Effect” (solely with respect to Proceedings) shall not be excluded in determining whether a Partnership Material Adverse Effect has occurred or would reasonably be expected to occur).

Section 4.5            SEC Documents; Undisclosed Liabilities.

(a)           Since December 31, 2017, the Partnership has filed or furnished with the SEC all Partnership SEC Documents. At the time filed (or, in the case of registration statements, solely on the dates of effectiveness) (except to the extent amended by a subsequently filed Partnership SEC Document prior to the date of this Agreement, in which case as of the date of such amendment), each Partnership SEC Document complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), as the case may be, and did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. None of the Partnership’s Subsidiaries or the Partnership GP is required to file periodic reports with the SEC pursuant to the Exchange Act. As of the date of this Agreement, there are no outstanding or unresolved comments from the SEC staff with respect to the Partnership SEC Documents. To the Knowledge of the Partnership, none of the Partnership SEC Documents is the subject of ongoing SEC review or investigation.

(b)           The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Partnership included in the Partnership SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied in all material respects on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly present in all material respects the consolidated financial position of the Partnership and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in partners’ equity for the periods covered thereby (subject, in the case of unaudited quarterly statements, to normal year-end adjustments, none of which has been or will be, individually or in the aggregate, material to the Partnership and its consolidated Subsidiaries, taken as a whole).

(c)           Except as reflected or reserved against in the consolidated balance sheet of the Partnership, as of December 31, 2018 (the “Balance Sheet Date”), or the notes thereto, included in the Partnership SEC Documents filed by the Partnership and publicly available prior to the date of this Agreement, the Partnership and its Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities or obligations incurred in the ordinary course of business since the Balance Sheet Date, (ii) liabilities or obligations not required to be disclosed in a consolidated balance sheet of the Partnership or in the notes thereto prepared in accordance with GAAP and the rules and regulations of the SEC applicable thereto, (iii) liabilities reflected or reserved against in the unaudited quarterly financial statements (including, the notes thereto) of the Partnership included in the Partnership SEC Documents, (iv) liabilities or obligations incurred in connection with the transactions contemplated hereby, (v) liabilities or obligations that have been disclosed to the GP Board in writing since the Balance Sheet Date, and (vi) liabilities or obligations that would not reasonably be expected to, individually or in the aggregate, have a Partnership Material Adverse Effect. Set forth in Section 4.5(c) of the Partnership Disclosure Schedule is a true and complete list of all indebtedness for borrowed money in excess of $5,000,000 of the Partnership and each of its Subsidiaries as of December 31, 2018.

(d)           The Partnership has established and maintains disclosure controls and procedures and a system of internal control over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by the Exchange Act. From the date of the filing of the Partnership’s Annual Report on Form 20-F for the fiscal year ended December 31, 2018 to the date of this Agreement, the Partnership’s auditors and the GP Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Partnership’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership’s internal control over financial reporting. The principal executive officer and the principal financial officer of the Partnership have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Partnership SEC Documents, and the statements contained in such certifications were complete and correct when made. The management of the Partnership has completed its assessment of the effectiveness of the Partnership’s disclosure controls and procedures in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2018, and such assessment concluded that such disclosure controls and procedures were effective. To the Knowledge of the Partnership, as of the date of this Agreement, there are no facts or circumstances that would prevent its principal executive officer and principal financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(e)           Neither the Partnership nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Partnership and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Partnership in the Partnership’s published financial statements or any Partnership SEC Documents.

Section 4.6            Opinion of Financial Advisor. The GP Conflicts Committee has received the opinion of Evercore Group L.L.C. (the “Partnership Financial Advisor”), dated as of September 30, 2019, to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken in rendering its opinion as set forth therein, the Merger Consideration is fair, from a financial point of view, to the Partnership Unaffiliated Unitholders (such opinion, the “Partnership Fairness Opinion”). The Partnership shall forward to Parent, solely for informational purposes, a copy of such written opinion promptly following the execution of this Agreement. The Partnership has been authorized by the Partnership Financial Advisor to permit the inclusion of the Partnership Fairness Opinion in the Partnership Information Statement and Schedule 13E-3.

Section 4.7            Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of the Partnership or the Partnership GP specifically for inclusion or incorporation by reference in (a) the Partnership Information Statement will, on the date it is first mailed to the Limited Partners, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or (b) the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Partnership Information Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Partnership and the Partnership GP make no representation or warranty with respect to information supplied by or on behalf of Parent or any of its Affiliates for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.8            Compliance with Laws.

(a)           The Partnership and its Subsidiaries are, and since the later of December 31, 2017 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable Laws, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b)           Without limiting the generality of Section 4.8(a), the Partnership, each of its Subsidiaries, and, to the Knowledge of the Partnership, each joint venture partner, joint venture owner, consultant, agent or representative of any of the foregoing (in their capacities as such), (i) has not violated the U.S. Foreign Corrupt Practice Act of 1977, as amended (such act, including the rule and regulations thereunder, the “FCPA”) or any other U.S. or foreign anti-corruption Laws that are applicable to the Partnership or its Subsidiaries, (ii) has not, to the Knowledge of the Partnership, been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the FCPA or any other U.S. or foreign anti-corruption Laws by any such person and (iii) is not being (and has not been), to the Knowledge of the Partnership, investigated by any Governmental Authority, except, in each case of the foregoing clauses (i) through (iii), as would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

Section 4.9            Legal Proceedings. Except (a) as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect or (b) as has not prevented, materially delayed or impaired, and would not reasonably be expected to prevent, materially delay or impair, the ability of the Partnership or the Partnership GP to consummate the Merger or comply with their respective obligations under this Agreement, as of the date hereof, (i) there is no Proceeding pending or, to the Knowledge of the Partnership, threatened against, or, to the Knowledge of the Partnership, any pending or threatened material governmental or regulatory investigation of the Partnership, the Partnership GP or any of the Partnership’s Subsidiaries and (ii) there is no injunction, order, judgment, ruling, decree or writ of any Governmental Authority outstanding or, to the Knowledge of the Partnership, threatened to be imposed, against the Partnership, the Partnership GP or any of the Partnership’s Subsidiaries.

Section 4.10          Brokers and Other Advisors. Except for the Partnership Financial Advisor, the fees and expenses of which will be paid by the Partnership, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated hereby based on arrangements made by or on behalf of the GP Conflicts Committee, the Partnership or any of the Partnership’s Subsidiaries.

Section 4.11          No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, none of the Partnership, the Partnership GP, or any other Person makes or has made any express or implied representation or warranty with respect to the Partnership, the Partnership GP or with respect to any other information provided to Parent or Merger Sub in connection with the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, none of the Partnership, the Partnership GP or any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub (including their respective Representatives) of, or Parent’s or Merger Sub’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to Parent or Merger Sub in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article IV. The Partnership and the Partnership GP acknowledge and agree that, except for the representations and warranties contained in Article V, the Partnership and the Partnership GP have not relied on, and none of Parent, Merger Sub or any of their respective Affiliates or Representatives has made, any representation or warranty, either express or implied, whether written or oral, concerning Parent, Merger Sub or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, the transactions contemplated by this Agreement or otherwise with respect to information provided by or on behalf of Parent, Merger Sub or any of their respective Affiliates or Representatives.

ARTICLE V
Representations and Warranties of Parent and Merger Sub

As an inducement for the Partnership and the Partnership GP to enter into this Agreement, Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Partnership as follows:

Section 5.1            Organization, Standing and Power. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or limited liability company, as applicable, power and authority to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent or Merger Sub to consummate the Merger or comply with their respective obligations under this Agreement. Parent has made available to the Partnership prior to the execution of this Agreement a true and complete copy of the Organizational Documents of Parent (the “Parent Organizational Documents”) and the comparable Organizational Documents of Merger Sub, in each case, as in effect as of the date of this Agreement.

Section 5.2            Operations and Ownership of Merger Sub. Parent beneficially owns all of the issued and outstanding limited liability company interests of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby. Except for obligations and liabilities incurred in connection with its formation and the transactions contemplated hereby, Merger Sub and Parent have not and will not have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.3            Ownership of Partnership Units.

(a)           As of the date of this Agreement, Parent and its Affiliates (including the Brookfield Affiliated Holders), taken together, are the beneficial owners of (i) 301,022,398 Common Units, (ii) Warrants to purchase 67,255,000 Common Units, (iii) 3,143,780 General Partner Units representing the General Partner Interest and (iv) the Incentive Distribution Rights.

(b)           The Brookfield Affiliated Holders are the record and beneficial holders in the aggregate of, and have the right to vote, a majority of the Common Units outstanding on the date hereof, and the approval of this Agreement and the Merger by execution and delivery of a written consent by the Brookfield Affiliated Holders shall constitute an affirmative vote and approval by the Unit Majority, which is the only vote or approval of the holders of any Partnership Interests or other equity interests of the Partnership necessary to adopt and approve this Agreement and approve and consummate the transactions contemplated hereby, including the Merger (the “Partnership Unitholder Approval”).

Section 5.4            Authority; Noncontravention.

(a)           Each of Parent and Merger Sub has all requisite limited partnership, limited liability company or other applicable entity power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary limited partnership or limited liability company action on the part of each of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Partnership and the Partnership GP, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Parent General Partner has duly and validly adopted resolutions approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, and Parent, as the sole member of Merger Sub, has duly and validly adopted resolutions (i) declaring that it is in the best interests of Merger Sub that Merger Sub enter into this Agreement and consummate the Merger and the other transactions contemplated hereby on the terms and subject to the conditions set forth in this Agreement and (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, which resolutions of Parent and Merger Sub, in each case, have not been rescinded, modified or withdrawn in any way. The Sole GP Member, as the sole member of the Partnership GP, has duly and validly approved this Agreement and the transactions contemplated hereby, including the Merger.

(b)           The execution, delivery and performance by Parent and Merger Sub of this Agreement do not, and the consummation of the Merger and the other transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to any right (including a right of termination, cancellation or acceleration of any obligation or any right of first refusal, participation or similar right) under, or cause the loss of any benefit under, or give rise to any right of notice, acceleration or termination under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub or any of their respective Subsidiaries under, any provision of (i) the Parent Organizational Documents or the comparable Organizational Documents of any of Parent’s Subsidiaries, including Merger Sub, or (ii) subject to the filings and other matters referred to in Section 5.5, (A) any Contract to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which any of their respective properties or assets are bound or (B) any Law applicable to Parent or Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) above, any such items that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent or Merger Sub to consummate the Merger or comply with their respective obligations under this Agreement.

Section 5.5            Governmental Approvals. No Consent of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or Merger Sub or any of their respective Subsidiaries in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger, except for (a) any filings required or advisable under any applicable Antitrust Law, (b) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (c) the filing of the Certificate of Merger with the Registrar of Corporations of the Republic of the Marshall Islands, (d) the filing of a Rule 13e-3 transaction statement on Schedule 13E-3 relating to the Partnership Unitholder Approval and the transactions contemplated hereby (as amended or supplemented, the “Schedule 13E-3”), (e) any filings required under the rules and regulations of the NYSE, (f) any consents, approvals, orders, authorizations, registrations, declarations, filings and notices required for Parent or Merger Sub to perform their respective obligations under Section 6.1 and (g) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent or Merger Sub to consummate the Merger or comply with their respective obligations under this Agreement.

Section 5.6            Legal Proceedings. Except as has not prevented, materially delayed or impaired, and would not reasonably be expected to prevent, materially delay or impair, the ability of Parent or Merger Sub to consummate the Merger or comply with their respective obligations under this Agreement, as of the date hereof, (a) there is no Proceeding pending or, to the knowledge of either Parent or Merger Sub, threatened against, or, to the knowledge of either Parent or Merger Sub, any pending or threatened material governmental or regulatory investigation of, any of Parent, Merger Sub or any of their respective Subsidiaries and (b) there is no injunction, order, judgment, ruling, decree or writ of any Governmental Authority outstanding or, to the knowledge of either Parent or Merger Sub, threatened to be imposed, against either of Parent or Merger Sub or any of their respective Subsidiaries.

Section 5.7            Access to Information. Each of Parent and Merger Sub acknowledges that it has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition and prospects of the Partnership and its Subsidiaries and that it and its Representatives have received access to such books, records and facilities, equipment, Contracts and other assets of the Partnership and its Subsidiaries that it and its Representatives have requested for such purposes and that it and its Representatives have had the opportunity to meet with management of the Partnership to discuss the foregoing, and that it and its Representatives have not relied on any representation, warranty or other statement by any Person on behalf of the Partnership or any of its Subsidiaries, other than the representations and warranties expressly set forth in Article IV.

Section 5.8            Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in (a) the Partnership Information Statement will, on the date it is first mailed to the Limited Partners, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or (b) the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 13E-3 will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of the Partnership for inclusion or incorporation by reference in any of the foregoing documents.

Section 5.9            Brokers and Other Advisors. No broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated hereby based on arrangements made by or on behalf of Parent, Merger Sub or any of their respective Affiliates.

Section 5.10          Equity Commitment.

(a)           Each of Parent and Merger Sub acknowledges and agrees that it is not a condition to the Closing or to any of its other obligations under this Agreement that Parent obtain any funds or financing.  Parent has delivered to the Partnership a true, correct and complete fully executed copy of that certain equity commitment letter, dated as of the date of this Agreement (as amended or replaced, the “Equity Commitment Letter”), providing for the full amount of equity financing for the transactions contemplated hereby (the “Equity Financing”) by the counterparties named therein (the “Equity Financing Sources”) and naming the Partnership as a third party beneficiary of the obligations thereunder in accordance with the terms thereof, including all exhibits, schedules, annexes and amendments to the Equity Commitment Letter in effect as of the date of this Agreement.

(b)           Assuming (i) the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that by their terms are to be satisfied simultaneously with the Closing Date) and (ii) the Equity Financing is funded in accordance with the Equity Commitment Letter on the Closing Date, at the Effective Time, Parent and Merger Sub will have available to them sources of immediately available funds to consummate the transactions contemplated hereby, to pay the Merger Consideration that is required to be paid at Closing.

(c)           As of the date of this Agreement, the Equity Commitment Letter is in full force and effect and has not been withdrawn, rescinded or terminated or otherwise amended, supplemented or modified in any respect (including by any reduction of the commitments of the Equity Financing Sources thereunder). The Equity Commitment Letter, in the form delivered to the Partnership prior to the execution of this Agreement, is a valid and binding obligation of Parent and enforceable against Parent in accordance with its terms (assuming the due authorization, execution and delivery by the other parties thereto). As of the date of this Agreement, there are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing immediately prior to the Closing, other than as expressly set forth in the Equity Commitment Letter. There are no other agreements, side letters or arrangements that would permit the parties to the Equity Commitment Letter to reduce the amount of the Equity Financing, impose additional conditions precedent or that would otherwise materially affect the availability of the Equity Financing on the Closing Date.

Section 5.11          No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, the Partnership acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes or has made any other express or implied representation or warranty with respect to, Parent or Merger Sub or with respect to any other information provided to the Partnership, the Partnership GP, the GP Board, the GP Conflicts Committee or their respective Representatives. Without limiting the generality of the foregoing, except to the extent required otherwise by applicable Law, neither Parent nor any other Person will have or be subject to any liability or other obligation to the Partnership or the Partnership GP or any other Person resulting from the distribution to the Partnership, the Partnership GP, the GP Board or the GP Conflicts Committee (including their respective Representatives) of, or the

Partnership’s or the Partnership GP’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to the Partnership, the Partnership GP, the GP Board, the GP Conflicts Committee or their respective Representatives in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article V. Parent and Merger Sub acknowledge and agree that, except for the representations and warranties contained in Article IV, Parent and Merger Sub have not relied on and none of the Partnership, the Partnership GP or any of their respective Affiliates or Representatives has made any representation or warranty, either express or implied, whether written or oral, concerning the Partnership, the Partnership GP or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, the transactions contemplated by this Agreement or otherwise with respect to information provided by or on behalf of the Partnership, the Partnership GP or any of their respective Affiliates or Representatives.

ARTICLE VI
Additional Covenants and Agreements

Section 6.1            Preparation of the Partnership Information Statement and Schedule 13E-3.(a)    As promptly as practicable following the date of this Agreement, the Partnership, the Partnership GP, Parent and Merger Sub shall jointly prepare and file with the SEC the Schedule 13E-3 (including the Partnership Information Statement filed as an exhibit thereto) and any amendments thereto as required by Rule 13e-3 under the Exchange Act. Each of the Partnership and Parent shall use its commercially reasonable efforts to cause the Partnership Information Statement to be mailed to the Limited Partners as promptly as practicable after the date of this Agreement. Each of Parent, Merger Sub, the Partnership and the Partnership GP shall cooperate and consult with each other in connection with the preparation and filing of the Schedule 13E-3 and the preparation of the Partnership Information Statement, as applicable, including promptly furnishing to each other in writing upon request any and all information relating to a Party or its Affiliates as may be required to be set forth in the Schedule 13E-3, as applicable, under applicable Law. If at any time prior to the Effective Time any information relating to the Partnership or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Partnership or Parent that should be set forth in an amendment or supplement to the Schedule 13E-3 or the Partnership Information Statement, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the Limited Partners. The Parties shall notify each other promptly of the receipt of any comments, written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Schedule 13E-3 or for additional information and each Party shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Schedule 13E-3 or the transactions contemplated hereby. The Partnership, with Parent’s and Merger Sub’s cooperation, shall use commercially reasonable efforts to resolve all comments received from the SEC or the staff of the SEC concerning the Schedule 13E-3 as promptly as reasonably practicable. No filing of, or amendment or supplement to, including by incorporation by reference, or correspondence with the SEC with respect to the Schedule 13E-3 will be made by the Partnership or Parent and Merger Sub, as applicable, without providing the Partnership or Parent and Merger Sub, as applicable, a reasonable opportunity to review and comment thereon, which comments the Partnership or Parent and Merger Sub, as applicable, shall consider and implement in good faith.

Section 6.2            Conduct of Business. Except (i) as provided in this Agreement or approved by the GP Board before or after the date hereof, (ii) as set forth in Section 6.2 of the Partnership Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided in any Material Contract in effect as of the date of this Agreement (including the Partnership Agreement) or (v) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned (it being understood that this parenthetical will have no effect on any rights of Parent or its Affiliates to consent to any of the actions in this Section 6.2 in any other Contract or agreement)), during the period from the date of this Agreement until the Effective Time, each of the Partnership GP and the Partnership shall not, and shall cause each of the Partnership’s Subsidiaries not to:

(a)           (i) (A) conduct its business and the business of its Subsidiaries other than in the ordinary course, or (B) fail to use commercially reasonable efforts to preserve intact its business organization, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, except in either case of clause (A) or (B) that could not reasonably be expected to have a Partnership Material Adverse Effect or (ii) take any action that could reasonably be expected to have a Partnership Material Adverse Effect, or materially delay any approvals required for, or the consummation of, the transactions contemplated hereby;

(b)           other than (x) annual compensatory equity awards granted to non-employee directors of the GP Board in the ordinary course, (y) any rights to purchase or receive Common Units or other rights pursuant to the existing terms of awards previously granted under the Partnership Long-Term Incentive Plan that are outstanding as of the date hereof and (z) in connection with any Contracts, agreements or arrangements permitted by Section 6.2(k), (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity securities or any additional Rights or (ii) enter into any agreement with respect to the foregoing;

(c)           (i) split, combine or reclassify any of its equity interests or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, (ii) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any partnership or other equity interests or Rights, except as required by the terms of its securities outstanding on the date hereof by the Partnership Long-Term Incentive Plan or (iii) enter into any Contract with respect to the voting of its Partnership Interests;

(d)           unless consideration does not exceed $25 million (whether in a single transaction or series of related transactions), (i) sell, lease or dispose of any portion of its assets, business or properties other than in the ordinary course of business (including distributions permitted under Section 6.2(f)) or (ii) acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other entity other than in the ordinary course of business consistent with past practice;

(e)           convert from a limited partnership or limited liability company (as applicable), as the case may be, to any other business entity;

(f)            make or declare dividends or distributions to Unitholders or holders of any other equity interests in the Partnership, in each case other than as provided pursuant to Section 6.14;

(g)           amend the Partnership Agreement or the Partnership GP LLC Agreement, as in effect on the date of this Agreement;

(h)           enter into any Material Contract, except as would not have a Partnership Material Adverse Effect and as would not be materially adverse to Parent, Merger Sub and their respective Subsidiaries, taken as a whole;

(i)            enter into, adopt, or agree to any collective bargaining agreement or other Contract with any labor union, works council or other labor organization;

(j)            except as required by Law, recognize any labor union, works council or other labor organization as the bargaining representative of any employee;

(k)           hire, engage or otherwise enter into any employment, independent contractor or similar consulting Contract, agreement or arrangement with any individual in which the annual compensation opportunities for such individual would reasonably be expected to exceed $300,000 on an annualized basis;

(l)            implement any employee layoffs or plant closings that could implicate the WARN Act;

(m)          other than (x) as required under the terms of any benefit plan in effect as of the date hereof and provided to Parent and (y) in connection with any Contracts, agreements or arrangements permitted by Section 6.2(k): (i) establish, amend or terminate any benefit plan or any other benefit or compensation plan, policy, program, Contract, agreement or arrangement that would be a benefit plan if in effect as of the date hereof; or (ii) grant or announce any cash or equity or equity-based incentive award, bonus, severance or similar compensation, or increase or accelerate or commit to accelerate the funding, payment or vesting of the benefits or compensation payable to any current or former employee, officer, director or individual independent contractor of the Partnership or any of its Subsidiaries under any benefit plan or otherwise;

(n)           modify, amend, terminate or assign, or waive or assign any rights under, any Material Contract in a manner that is materially adverse to Parent, Merger Sub and their respective Subsidiaries, taken as a whole, or which would have a Partnership Material Adverse Effect;

(o)           waive, release, assign, settle or compromise any Proceeding, including any state or federal regulatory Proceeding, seeking damages or injunction or other equitable relief, that (i) is material to the Partnership and its Subsidiaries, taken as a whole, or (ii) is a claim, action or Proceeding relating to the transactions contemplated hereby;

(p)           implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any applicable regulatory authorities;

(q)           other than in the ordinary course of business consistent with past practice, (i) incur, assume, guarantee or otherwise become liable for any indebtedness (directly, contingently or otherwise), other than any borrowings under the Existing Partnership Credit Facilities, (ii) create any Lien on its property or the property of its Subsidiaries to secure indebtedness or (iii) enter into any Contract having the economic effect of any of the foregoing;

(r)            authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

(s)            knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at the Closing Date, (ii) any of the conditions to the Closing set forth in Article VII not being satisfied, (iii) any material delay or prevention of the consummation of the Merger or (iv) a material violation of any provision of this Agreement; or

(t)            enter into any Contract to do anything prohibited by clauses (a) through (s) of this Section 6.2.

Section 6.3            [Reserved].

Section 6.4            Consummation of the Merger; Equity Financing.

(a)           Subject to the terms and conditions of this Agreement, Parent, Merger Sub, the Sole GP Member, the Partnership and the Partnership GP shall cooperate with each other and use and shall cause their respective Subsidiaries to use their commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including making any required filings under the HSR Act within ten (10) Business Days after the date of this Agreement, but excluding any actions relating to obtaining the Equity Financing, which such actions shall only be subject to Section 6.4(c) and Section 6.4(d) below), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, Permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated hereby (the “Required Regulatory Approvals”) and (iii) defend any Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby; provided, that nothing in this Agreement will require any of Parent, Merger Sub, the Sole GP Member, the Partnership, the Partnership GP or any of their respective Affiliates to offer, accept, agree to or commit to agree to a Divestiture Condition with respect to any of their businesses or assets owned as of the date hereof in order to obtain any approval or consent under applicable Antitrust Laws.

(b)           Each of the Parties shall use (and shall cause its respective Subsidiaries to use) its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby, including by providing the other Parties a reasonable opportunity to review and comment thereon, and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby, including any proceeding initiated by a private Person, (ii) promptly inform the other Parties of (and supply to the other Parties) any communication received by such Party from, or given by such Party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated hereby, (iii) permit the other Parties to review in advance and incorporate the other Parties’ reasonable comments in any communication to be given by it to any Governmental Authority with respect to obtaining any clearances required under any Antitrust Law in connection with the transactions contemplated hereby and (iv) consult with the other Parties in advance of any meeting or teleconference with any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and, to the extent not prohibited by the Governmental Authority or other Person, give the other Parties the opportunity to attend and participate in such meetings and teleconferences.

(c)           Parent shall take, and shall cause its Affiliates to take, all actions necessary, proper or advisable to consummate and obtain the proceeds of the Equity Financing on the Closing Date on the terms and conditions described in the Equity Commitment Letter, including using reasonable best efforts to (i) satisfy (or, if deemed advisable by Parent, obtain the waiver of) on a timely basis, all conditions applicable to Parent and its Affiliates in the Equity Commitment Letter and comply with its obligations thereunder, (ii) maintain in effect the Equity Commitment Letter in accordance with its terms and (iii) enforce its rights under the Equity Commitment Letter in the event of any breach or purported breach thereof. Parent shall not, and shall cause its Affiliates to not, take, directly or indirectly, any action that could reasonably be expected to result in a default under or failure of any of the conditions contained in the Equity Commitment Letter related to the Equity Financing, other than actions expressly permitted by this Agreement.

(d)           Parent shall not, without the prior written consent of the GP Conflicts Committee, permit any amendment or modification to, or any waiver of any material provision or remedy under, the Equity Commitment Letter if such amendment, modification, waiver or remedy (i) would materially delay the occurrence of the Closing, (ii) reduces the aggregate amount of the Equity Financing (except as contemplated by the Equity Commitment Letter) below the amount required to consummate the transactions contemplated by this Agreement or (iii) adds new conditions or amends the existing conditions to the drawdown of the Equity Financing, unless Parent has available cash sufficient to consummate the Closing on or prior to the Outside Date.

Section 6.5            Public Announcements. The initial press release or releases with respect to the execution of this Agreement shall be reasonably agreed upon by Parent and the Partnership. Thereafter, none of the Partnership, the Partnership GP, the GP Board, the GP Conflicts Committee

or Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated hereby without the prior consent of Parent and the Partnership (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or by any applicable listing agreement with the NYSE or other national securities exchange as determined in the good faith judgment of the Person proposing to make such release (in which case such Person shall not issue or cause the publication of such press release or other public announcement without prior consultation with Parent and the Partnership); provided, however, that each Party and their respective controlled Affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent, the Partnership or the Partnership GP in compliance with this Section 6.5.

Section 6.6            Access to Information. Upon reasonable advance notice and subject to applicable Laws relating to the exchange of information, each Party shall, and shall cause each of its Subsidiaries to afford to the other Party and its Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives.

Section 6.7            Indemnification and Insurance.

(a)           From and after the Effective Time, solely to the extent that the Partnership or the Partnership GP or any applicable Subsidiary thereof would be permitted to indemnify an Indemnified Person immediately prior to the Effective Time, the Surviving Entity and the Partnership GP jointly and severally agree to (i) indemnify, defend and hold harmless against any cost or expenses (including attorneys’ fees), judgments, settlements, fines and other sanctions, losses, claims, damages or liabilities and amounts paid in settlement in connection with any actual or threatened Proceeding, and provide advancement of expenses with respect to each of the foregoing to, all Indemnified Persons to the fullest extent permitted under applicable Law and (ii) honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the Organizational Documents of the Partnership and the Partnership GP and any applicable Subsidiary of the Partnership immediately prior to the Effective Time and ensure that the Organizational Documents of the Partnership and the Partnership GP or any of their respective successors or assigns, if applicable, shall, for a period of six (6) years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Partnership, the Partnership GP and the Partnership’s Subsidiaries than are presently set forth in such Organizational Documents. Any right of an Indemnified Person pursuant to this Section 6.7(a) shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein, and shall be enforceable by such Indemnified Person and their respective heirs and Representatives against the Surviving Entity and the Partnership GP and their respective successors and assigns.

(b)           The rights of any Indemnified Person under this Section 6.7 shall be in addition to any other rights such Indemnified Person may have under the Organizational Documents of the Partnership or the Partnership GP, any indemnification agreements, the Marshall Islands LP Act or the Marshall Islands LLC Act. The provisions of this Section 6.7 shall survive the consummation of the transactions contemplated hereby for a period of six (6) years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and Representatives; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 6.7 are asserted or made within such six (6) year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. If the Surviving Entity and/or the Partnership GP, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of the Surviving Entity or the Partnership GP shall assume the obligations of the Surviving Entity and the Partnership GP set forth in this Section 6.7.

(c)           For a period of six (6) years from and after the Effective Time, the Partnership GP shall maintain officers’ and directors’ liability insurance with a nationally reputable carrier covering each member of the GP Conflicts Committee and all directors of the Partnership GP other than officers or persons employed by a Brookfield entity, on terms substantially no less advantageous to such members than existing insurance with respect to acts or omissions, or alleged acts or omissions, occurring at or prior to the Effective Time (regardless of when such claims are asserted); provided, however, that in no event shall the Partnership GP be required to pay an annual premium therefor in excess of 300% of the current annual premium paid by the Partnership or the Partnership GP for such member’s current coverage (the “Maximum Amount”). In the event that, but for the proviso to the immediately preceding sentence, the Partnership GP would be required to expend more than the Maximum Amount, the Partnership GP shall obtain the maximum amount of such insurance as is available for the Maximum Amount.  The Partnership GP shall have the right, in its sole discretion, in lieu of its obligations under this Section 6.7(c), to cause such coverage to be extended under the applicable existing policy or policies by obtaining a six year “tail” policy on terms that are no less advantageous to such members than the existing coverage with respect to acts or omissions occurring or alleged to have occurred at or prior to the Effective Time that were committed or alleged to have been committed by such members in their capacity as such.

Section 6.8            Fees and Expenses. Except as otherwise provided in Section 8.2 and Section 8.3 or as set forth in Section 6.8 of the Partnership Disclosure Schedule, all fees and expenses incurred in connection with the transactions contemplated hereby including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective Party incurring such fees and expenses, except Parent and the Partnership shall each bear and pay one half of any filing fee under the HSR Act and any other applicable Antitrust Law.

Section 6.9            Termination of Trading and Deregistration. The Partnership will cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions and all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable (a) the delisting of the Common Units from the NYSE and the termination of trading of the Common Units on the Closing Date and prior to the Effective Time and (b) the deregistration of the Common Units under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.

Section 6.10          Takeover Statutes. The Partnership, the Partnership GP and Parent shall each use reasonable best efforts to (a) take all action necessary to ensure that no Takeover Statute is or becomes applicable to any of the transactions contemplated hereby and (b) if any Takeover Statute becomes applicable to any of the transactions contemplated hereby, take all action necessary to ensure that such transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise minimize the effect of such Takeover Statute or Law on the transaction.

Section 6.11          No Rights Triggered. The Partnership and the Partnership GP shall use their reasonable best efforts to ensure that the entering into of this Agreement, the Merger and the other transactions contemplated hereby or related thereto and any other action or combination of actions do not and will not result in the grant of any Rights to any Person under the Partnership Agreement or under any material agreement to which the Partnership or any of its Subsidiaries is a party.

Section 6.12          Notification of Certain Matters. Each of the Partnership, the Partnership GP and Parent shall give prompt notice to the other of (a) any fact, event or circumstance known to it that (i) could reasonably be expected to, individually or taken together with all other facts, events and circumstances known to it, result in any Partnership Material Adverse Effect or prevent, materially delay or impair the ability of such Party to consummate the Merger or comply with its respective obligations under this Agreement or (ii) could cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, (b) (i) any change in the Partnership’s financial condition or business that results in, or could reasonably be expected to result in, a Partnership Material Adverse Effect or (ii) any Proceedings, to the extent such Proceedings relate to this Agreement or the Merger or result in a Partnership Material Adverse Effect, or (c) any notice or other communication received from any Governmental Authority or other Person related to this Agreement or the transactions contemplated hereby alleging that the consent of such Person is or may be required in connection with this Agreement or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to cause any of the conditions to the Closing set forth in Article VII not to be satisfied or to cause the satisfaction thereof to be materially delayed.

Section 6.13          Transaction Litigation. The Partnership shall give Parent prompt notice and the opportunity to participate in the defense or settlement of any security holder litigation against the Partnership, the Partnership GP or their respective directors relating to the Merger and the other transactions contemplated hereby, and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the Partnership and the Partnership GP shall in any event control such defense and/or settlement and shall not be required to provide information if doing so would be reasonably expected to threaten the loss of any attorney-client privilege or other applicable legal privilege.

Section 6.14          Distributions. Until the Effective Time or the earlier termination of this Agreement, the Partnership GP shall, upon resolution of the GP Board in accordance with the relevant provisions of the Partnership Agreement, and subject to compliance with applicable law, declare, and cause the Partnership to pay, quarterly Series A Distributions, Series B Distributions and Series E Distributions.

Section 6.15          Performance by the Partnership GP and the Partnership.  The Sole GP Member will cause the Partnership GP, the Partnership and their respective Subsidiaries to comply with the provisions of this Agreement. It is understood and agreed that actions or inactions by the Partnership, the Partnership GP and the Partnership’s Subsidiaries shall not be deemed to be breaches or violations or failures to perform by the Partnership, the Partnership GP and the Partnership’s Subsidiaries of any of the provisions of this Agreement if such action or inaction was or was not taken, as applicable, at the direction of or with the written consent of Parent, its Affiliates or their respective Representatives.

Section 6.16          Conflicts Committee.  Prior to the earlier of the Effective Time and the termination of this Agreement, each of the Sole GP Member and Parent shall not and each shall not permit any of its Subsidiaries or Affiliates to, and each shall not and shall not permit any of its Subsidiaries or Affiliates to take any action intended to cause the Partnership GP to, without the consent of a majority of the then existing members of the GP Conflicts Committee, eliminate the GP Conflicts Committee, revoke or diminish the authority of the GP Conflicts Committee or remove or cause the removal of any director of the Partnership GP that is a member of the GP Conflicts Committee either as a director or as a member of such committee. For the avoidance of doubt, this Section 6.16 shall not apply to the filling, in accordance with the provisions of the Partnership GP LLC Agreement, of any vacancies caused by the resignation, death or incapacity of any such director.

Section 6.17          Written Consent.  The Brookfield Affiliated Holders hereby covenant and agree that, immediately following the execution of this Agreement by the Parties hereto, the Brookfield Affiliated Holders shall duly execute and deliver to the Partnership GP a written consent approving this Agreement and the Merger, such action by written consent constituting Partnership Unitholder Approval.  The Partnership shall be entitled to terminate this Agreement if such written consent is not delivered to the Partnership GP within twelve (12) hours after the execution of this Agreement by the Parties hereto.  The Brookfield Affiliated Holders, the Sole GP Member, Parent and its Affiliates, as applicable, agree, from the date hereof to the Effective Time, (i) to continue to hold their Common Units and their other interests in the Partnership and the Partnership GP, (ii) not to acquire additional Common Units from the date hereof until the Closing, and (iii) not to vote or consent with respect to their interests in the Partnership GP or the Partnership in favor of, and to vote or consent such interests against, any action or proposal that would prevent, materially delay or impair the ability of any Party to consummate the Merger or comply with its respective obligations under this Agreement.

ARTICLE VII
Conditions Precedent

Section 7.1            Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)           Regulatory Approvals. (i) The waiting period applicable to the consummation of the Merger, if any, under the HSR Act (or any extension thereof) shall have expired or early termination thereof shall have been granted and (ii) the Required Regulatory Approvals shall have been obtained and shall be in full force and effect.

(b)           No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, pending, issued, entered, amended or enforced by or before any Governmental Authority (collectively, “Restraints”) shall be in effect to enjoin, restrain, prevent or prohibit the consummation of the transactions contemplated hereby or make the consummation of the transactions contemplated hereby illegal.

Section 7.2            Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties. (i) The representations and warranties of the Partnership and the Partnership GP contained in Section 4.3(a) and Section 4.3(c) are true and correct, except for any de minimis inaccuracies, and (ii) the other representations and warranties of the Partnership and the Partnership GP contained in Article IV of this Agreement are true and correct, in each of clauses (i) and (ii), as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Partnership Material Adverse Effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b)           Performance of Obligations of the Partnership and the Partnership GP. The Partnership and the Partnership GP shall have performed or complied with in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)           No Partnership Material Adverse Effect. There has not been a Partnership Material Adverse Effect.

Section 7.3            Conditions to Obligation of the Partnership to Effect the Merger. The obligation of the Partnership to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in Section 5.3(a) are true and correct, except for any de minimis inaccuracies, and (ii) the other representations and warranties of Parent and Merger Sub contained in Article V of this Agreement are true and correct, in each of clauses (i) and (ii), as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

(b)           Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied with in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date.

Section 7.4            Frustration of Closing Conditions.

(a)           Neither the Partnership nor the Partnership GP may rely on the failure of any condition set forth in Section 7.1 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of either such Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing.

(b)           Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 7.1 or Section 7.2, as the case may be, to be satisfied if such failure was due to the failure of either such Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing.

ARTICLE VIII
Termination

Section 8.1            Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:

(a)           by the mutual written consent of the Partnership and Parent duly authorized by the GP Conflicts Committee and the Parent General Partner, respectively.

(b)           by either of the Partnership (acting in accordance with the last sentence of Section 9.2) or Parent if the Closing shall not have been consummated on or before April 1, 2020 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to (i) the Partnership or Parent, as applicable, if the failure to satisfy such condition was due to the failure of, (x) in the case of the Partnership, the Partnership or the Partnership GP, and (y) in the case of Parent, Parent or Merger Sub, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing or (ii) the Partnership or Parent, as applicable, if, (x) in the case of Parent, the Partnership or the Partnership GP, and (y) in the case of the Partnership, Parent or Merger Sub, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 9.8).

(c)           by Parent:

(i)            if the Partnership or the Partnership GP shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Partnership or the Partnership GP set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (B) is incapable of being cured, or is not cured, by the Partnership or the Partnership GP within the earlier of (x) thirty (30) days following receipt of written notice from Parent of such breach or failure or (y) the Outside Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(ii)           if at any time prior to Closing there is a Restraint in effect having the effect set forth in Section 7.1(b); provided, however, that the right to terminate this Agreement under this Section 8.1(c)(ii) shall not be available to Parent if such Restraint was due to the failure of Parent or Merger Sub to perform in all material respects any of their respective obligations under this Agreement.

(d)           by the Partnership (acting in accordance with the last sentence of Section 9.2):

(i)            if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any such representations or warranties of Parent or Merger Sub set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (B) is incapable of being cured, or is not cured, by Parent or Merger Sub within the earlier of (x) thirty (30) days following receipt of written notice from the Partnership of such breach or failure or (y) the Outside Date; provided, however, that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Partnership or the Partnership GP is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(ii)           if at any time prior to Closing there is a Restraint in effect having the effect set forth in Section 7.1(b); provided, however, that the right to terminate this Agreement under this Section 8.1(d)(ii) shall not be available to the Partnership if such Restraint was due to the failure of the Partnership or the Partnership GP to perform in all material respects any of their respective obligations under this Agreement;

(iii)          if (A) all of the closing conditions set forth in Section 7.1 and Section 7.2 were and continue to be satisfied (other than such conditions that by their nature are to be satisfied by the delivery of documents or the taking of any other action at the Closing, but subject to the satisfaction (or waiver) of such conditions at the Closing) and the Closing has not occurred by the time required under Section 2.2, (B) the Partnership GP has confirmed by irrevocable written notice delivered to Parent that (x) all conditions set forth in Section 7.3 have been and remain satisfied (other than such conditions as, by their nature, are to be satisfied by the delivery of documents or the taking of any other action at the Closing, but subject to the satisfaction (or waiver) of such conditions at Closing) or that the Partnership has irrevocably waived any unsatisfied condition in Section 7.3 and (y) each of the Partnership and the Partnership GP stands ready, willing and able to consummate the transactions contemplated hereby (including the Closing) on the date of such notice and at all times during the five (5) Business Day period immediately thereafter (such notice, a “Closing Failure Notice”), and (C) Parent fails to consummate the transactions contemplated hereby (including the Closing) within such five (5) Business Day period after the date of delivery of a Closing Failure Notice; or

(iv)          if in accordance with Section 6.17.

Section 8.2            Effect of Termination.

(a)           In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other Party or Parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in Section 6.8, Section 6.13, this Section 8.2, Section 8.3 and Article IX, all of which shall survive termination of this Agreement), and, except as otherwise provided in this Section 8.2, there shall be no liability on the part of any of Parent, Merger Sub, the Brookfield Affiliated Holders, the Sole GP Member, the Partnership, the Partnership GP or any of their respective directors, officers or Affiliates; provided, however, that no such termination shall relieve the Partnership from its obligation to pay the Parent Expenses as and when required pursuant to Section 8.3 or Parent from its obligation to pay the Partnership Expenses as and when required pursuant to Section 8.3 or any Party from any liability for any failure to consummate the Merger and the other transactions contemplated hereby when required pursuant to this Agreement; provided further, however, that, in the event of the Partnership’s or the Partnership GP’s Willful Breach of this Agreement or intentional fraud, then Parent shall be entitled to pursue any and all legally available remedies, including equitable relief, and to seek recovery of all losses, liabilities, damages, costs and expenses of every kind and nature (including reasonable attorneys’ fees and time value of money) in an amount not to exceed $6.75 million (the “Partnership Cap”). For the avoidance of doubt, the Partnership’s and the Partnership GP’s aggregate liability under this Agreement shall not exceed the Partnership Cap. Notwithstanding the foregoing, in no event shall the Partnership GP or the Partnership have any liability for any matter set forth in the provisos of the first sentence of this Section 8.2(a) for any action taken or omitted to be taken by the Partnership GP, the Partnership, any of the Partnership’s Subsidiaries or any of their respective Representatives at the direction or with the written consent of Parent, the Sole GP Member or any of their respective Affiliates or Representatives.

(b)           Notwithstanding Section 8.2(a) or anything else to the contrary in this Agreement, in the event of termination of this Agreement pursuant to Section 8.1(d)(i), Section 8.1(d)(iii) or pursuant to Section 8.1(b) (if the Partnership could have terminated pursuant to Section 8.1(d)(i)), then Parent shall, within two (2) Business Days after the date of such termination, deliver an amount equal to $25 million (the “Parent Termination Fee”) to the Partnership (or its designated Subsidiary assignee) by wire transfer of immediately available funds (it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion). Solely for purposes of establishing the basis for the amount of the Parent Termination Fee, and without in any way increasing the amount of the Parent Termination Fee or expanding the circumstances in which the Parent Termination Fee is to be paid, it is agreed that the Parent Termination Fee is a liquidated damage and not a penalty. Each Party acknowledges that the agreements contained in this Section 8.2(b) are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the parties hereto would not have entered into this Agreement; accordingly, if Parent fails to timely pay the Parent Termination Fee when due pursuant to this Section 8.2(b) and, in order to obtain the payment, the Partnership commences a Proceeding which results in a judgment against Parent for any payment set forth in this Section 8.2(b), Parent shall pay the Partnership its reasonable and documented out-of-pocket costs and expenses (including outside attorney’s fees and disbursements) in connection with such Proceeding.  For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, the Parent Termination Fee (together with the specific performance rights in accordance with Section 9.8) shall be the sole and exclusive remedy (whether at law, in equity, in contract, tort or otherwise, and whether by or through attempted piercing of the corporate, limited liability company or partnership veil or directly or indirectly through any other Person) of the Partnership or the Partnership GP or any of their respective Affiliates or any other Person against Parent, Merger Sub, the Brookfield Affiliated Holders, the Sole GP Member or any of their respective Affiliates, or any direct or indirect, former, current or future, equity holder or Representative of any of the foregoing (each a “Parent Related Party”), for any damages, liabilities or other adverse consequences incurred by the Partnership, the Partnership GP or any of their respective Affiliates or any of their respective Representatives or any other Person for any failure by Parent and Merger Sub to effect the Closing for any or no reason or any other breach by Parent, Merger Sub, the Brookfield Affiliated Holders or the Sole GP Member of this Agreement, and the Partnership, Partnership GP and their respective Affiliates shall not otherwise be entitled to make any claim against any Parent Related Parties, and the Parent Related Parties shall have no further liability to the Partnership, the Partnership GP or any of their respective Affiliates or any other Person therefor, except that the Partnership may seek specific performance of Parent’s and Merger Sub’s obligations hereunder as and only to the extent permitted under Section 9.8; provided, however, that in no event shall the Partnership, the Partnership GP or any of their respective Affiliates be entitled to a grant of both specific performance pursuant to Section 9.8 and the Parent Termination Fee. The Parent Related Parties are intended third party beneficiaries of this Section 8.2.

Section 8.3            Parent Expenses; Partnership Expenses. If this Agreement is validly terminated by Parent pursuant to Section 8.1(c)(i) (Partnership Terminable Breach), the

Partnership shall pay to Parent the Parent Expenses concurrently with such termination. Any payment of Parent Expenses shall be made by wire transfer of immediately available funds to an account designated by Parent. If this Agreement is validly terminated by the Partnership pursuant to Section 8.1(d)(i) (Parent Terminable Breach), Parent shall pay to the Partnership the Partnership Expenses concurrently with such termination; provided, however, that Parent shall not be obligated to pay the Partnership Expenses in the event that the Parent Termination Fee is paid. Any payment of the Partnership Expenses shall be made by wire transfer of immediately available funds to an account designated by the Partnership.

ARTICLE IX
Miscellaneous

Section 9.1            No Survival, Etc. The representations, warranties and agreements in this Agreement (including, for the avoidance of doubt, any schedule, instrument or other document delivered pursuant to this Agreement) shall terminate at the Effective Time or, except as otherwise provided in Section 8.2 upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Article I, Article II, Article III, Section 6.7, Section 6.8 and Section 6.13 and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time.

Section 9.2            Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Partnership Unitholder Approval, by written agreement of the Parties hereto, by action taken or authorized by the Parent General Partner and the GP Board; provided, however, that this Agreement may not be amended, modified or supplemented unless such amendment, modification or supplement is approved by the GP Conflicts Committee; provided further, that following receipt of the Partnership Unitholder Approval, there shall be no amendment or change to the provisions of this Agreement which by applicable Law or stock exchange rule would require further approval by the Limited Partners, as applicable, without such approval. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval, consent, waiver or agreement of the Partnership or the Partnership GP is required pursuant to this Agreement (including any determination to exercise or refrain from exercising any rights under Article VIII or to enforce the terms of this Agreement (including Section 9.8)), such determination, decision, approval, consent, waiver or agreement must be authorized by the GP Conflicts Committee and, unless otherwise required by the Partnership Agreement or applicable Law, such action shall not require approval of the holders of Common Units.

Section 9.3            Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any Party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other Party hereto, (b) extend the time for the performance of any of the obligations or acts of any other Party hereto, (c) waive compliance by the other Party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such Party’s conditions or (d) make or grant any consent under this Agreement; provided, however, that neither the Partnership nor the Partnership GP shall take or authorize any such action without the prior approval of the GP Conflicts Committee. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party. Notwithstanding the foregoing, no failure or delay by the Partnership, the Partnership

GP, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 9.4            Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties, except that (a) Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any Affiliate of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder, and (b) the Partnership may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any Subsidiary of the Partnership, but no such assignment shall relieve the Partnership of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.4 shall be null and void.

Section 9.5            Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.6            Entire Understanding; No Third-Party Beneficiaries. This Agreement and any certificates delivered by any Party pursuant to this Agreement (a) constitute the entire agreement and understanding, and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the Parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), (i) the provisions of Section 6.7 and Section 9.11, (ii) the right of the holders of Common Units to receive the Merger Consideration or Rollover Units after the Closing (a claim by the holders of Common Units with respect to which may not be made unless and until the Closing shall have occurred) or to receive amounts to which they are entitled to receive pursuant to Section 3.1(i) and (iii) the Parent Related Parties as set forth in Section 8.2(b). Any inaccuracies in the representations and warranties set forth in this Agreement are subject to waiver by the Parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Consequently, Persons other than the Parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.7            Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to Contracts executed in and to be performed entirely within that State, regardless of the Law that might otherwise govern under applicable principles of conflicts of Law thereof. Each of the Parties hereto irrevocably agrees that any legal action or Proceeding with respect to this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto consents to service of process being made upon it through the notice procedures set forth in Section 9.9, irrevocably submits with regard to any such action or Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the Parties hereto irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or Proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of Delaware and of the United States of America; provided, however, that each such Party’s consent to jurisdiction and service contained in this Section 9.7(a) is solely for the purposes referred to in this Section 9.7(a) and shall not be deemed to be a general submission to such courts or in the State of Delaware other than for such purpose.

(b)           EACH RELATED PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.8            Specific Performance.

(a)           The Parties each agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed (including failing to take such actions as are required of it hereunder in order to consummate the Merger) in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.8 (including, with respect to the Partnership or the Partnership GP, the conditions in Section 9.8(b)) in the Delaware Court of Chancery (or, if the Delaware Court of Chancery declines to accept personal jurisdiction, any federal court sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief as provided herein on the basis that (i) either Party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity (it being understood that nothing in this sentence shall prohibit the Parties hereto from raising other defenses to a claim for specific performance or other equitable relief under this Agreement). Each Party further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.8, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(b)           Notwithstanding anything in this Agreement to the contrary, it is acknowledged and agreed that the Partnership and the Partnership GP shall be entitled to specific performance of Parent’s and Merger Sub’s obligations, as applicable, to cause the Equity Financing to be funded in accordance with the Equity Commitment Letter and to consummate the Closing if, and only if, each of the following conditions has been satisfied: (i) all of the closing conditions set forth in Section 7.1 and Section 7.2 were and continue to be satisfied (other than conditions that by their nature are to be satisfied at the Closing, which shall be capable of being satisfied on the date the Closing should have occurred pursuant to Section 2.2) at the time when the Closing would have been required to occur but for the failure of the Equity Financing to be funded; (ii) Parent fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.2; and (iii) the Partnership and the Partnership GP have confirmed in a written notice delivered to Parent that if specific performance is granted and the Equity Financing is funded, then the Partnership and the Partnership GP will take all actions that are within their control to cause the Closing to occur.

(c)           For the avoidance of doubt, while the Partnership or Partnership GP may pursue both a grant of specific performance as and only to the extent expressly permitted by this Section 9.8 and the payment of the Parent Termination Fee, under no circumstances shall Parent be obligated to both specifically perform the terms of this Agreement and pay the Parent Termination Fee.

Section 9.9            Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or by facsimile transmission, or mailed through a nationally recognized overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following addresses (or at such other address for a party as specified by like notice; provided, however, that notices of a change of address will be effective only upon receipt thereof):

If to Parent, Brookfield or Merger Sub, to:

Brookfield TK Acquisition Holdings LP

c/o Brookfield Capital Partners (Bermuda) Ltd.

73 Front Street, 5th Floor

Hamilton HM 12, Bermuda

Attention: Manager - Corporate Services

E-mail: privateequity.approcessing@brookfield.com

with copies (which shall not constitute notice) to:

E-mail: Barbados.treasury@brookfield.com

ryan.szainwald@brookfield.com

benjamin.farrow@brookfield.com

lyndsay.hatlelid@brookfield.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP
609 Main Street, 47th Floor
Houston, Texas 77002

Attention: Douglas E. Bacon, P.C.
E-mail: douglas.bacon@kirkland.com
Attention: Kim Hicks
E-mail: kim.hicks@kirkland.com

If to the Partnership or the Partnership GP, to:

Teekay Offshore Partners L.P.

4th Floor, Belvedere Building

69 Pitts Bay Road

Hamilton HM 08, Bermuda

Attention: Corporate Secretary

E-mail: Edie.Robinson@teekay.com

with copies (which shall not constitute notice) to:

Baker Botts L.L.P.

30 Rockefeller Plaza

New York, New York 10112

Attention: Michael Swidler

E-mail: Michael.Swidler@bakerbotts.com

If to the GP Conflicts Committee, to:

Teekay Offshore GP L.L.C.

4th Floor, Belvedere Building

69 Pitts Bay Road

Hamilton HM 08, Bermuda

Attention: Corporate Secretary

E-mail: Edie.Robinson@teekay.com

with copies (which shall not constitute notice) to:

Potter Anderson & Corroon LLP

1313 North Market Street, 6th Floor

Wilmington, Delaware 19801

Attention: Thomas Mullen

E-mail: tmullen@potteranderson.com

Notices will be deemed to have been received (x) on the date of receipt if (i) delivered by hand or nationally recognized overnight courier service or (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by fax (to such number specified above or another number or numbers as such Person may subsequently designate by notice given hereunder only if followed by overnight or hand delivery) or (y) on the date five (5) Business Days after dispatch by certified or registered mail.

Section 9.10          Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. Notwithstanding the foregoing, the Parties (a) intend and agree that Section 8.2, Section 9.8(b) and Section 9.11 be construed as integral provisions of this Agreement and (b) agree that in no event shall the provisions of Section 8.2, Section 9.8(b) and Section 9.11 that limit the damages that may be recovered or the remedies that may be exercised by the Partnership or the Partnership GP be deemed severable from the remainder of this Agreement, and if all or any portion of such provisions are deemed unenforceable, this Agreement shall be void and of no effect.

Section 9.11          Non-Recourse. Except for any claim or cause of action arising under or related to any letter of transmittal or documentation delivered in connection with payment of Merger Consideration through DTC and any remedy against the Equity Financing Sources with respect to their obligations and liabilities expressly provided for under the Equity Commitment Letter, any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as Parties, and then only with respect to the specific obligations set forth herein. Except for any liability or obligation arising under or related to any letter of transmittal or documentation delivered in connection with payment of Merger Consideration through DTC and any remedy against the Equity Financing Sources with respect to their obligations and liabilities expressly provided for under the Equity Commitment Letter, no former, current or future direct or indirect equityholders, controlling Persons, stockholders, directors, officers, employees, members, managers, agents, trustees, Affiliates, general or limited partners or assignees of the Parties (except permitted assignees under Section 9.4) or of any former, current or future direct or indirect equityholder, controlling Person, stockholder, director, officer, employee, member, manager, agent, trustee, Affiliate, general or limited partner or assignee of any of the foregoing (collectively, but for the avoidance of doubt excluding the Parties) will have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of any Party under this Agreement or for any Proceeding based on, in respect of, or by reason of, the transactions contemplated by this Agreement, including the Merger (including the breach, termination or failure to consummate any of the transactions contemplated by this Agreement, including the Merger), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable Proceeding, by virtue of any statute, regulation or applicable Law or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of a Party hereto or another Person or otherwise. Notwithstanding anything to the contrary in this Agreement, in no event will the Brookfield Affiliated Holders or the Sole GP Member be subject to or liable for (whether at law, in equity, in contract, tort or otherwise, and whether by or through attempted piercing of the corporate, limited liability company or partnership veil or directly or indirectly through any other Person) any monetary damages to the Partnership, the Partnership GP or any of their respective Affiliates or any other Person, for any damages, liabilities or other adverse consequences incurred by the Partnership, the Partnership GP or any of their respective Affiliates or any of their respective Representatives or any other Person for any breach by the Brookfield Affiliated Holders or the Sole GP Member of this Agreement, and the Partnership, the Partnership GP and their respective Affiliates shall not otherwise be entitled to make any claim against the Brookfield Affiliated Holders or the Sole GP Member, and the Brookfield Affiliated Holders and the Sole GP Member shall have no further liability to the Partnership, the Partnership GP or any of their respective Affiliates or any other Person therefor, except that the Partnership and the Partnership GP shall be entitled to seek specific performance of this Agreement and the Equity Commitment Letter, in each case, as and only to the extent permitted hereunder and thereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT

BROOKFIELD TK ACQUISITION HOLDINGS LP

By:	Brookfield Capital Partners (Bermuda) Ltd.,
its general partner

By:	/s/ James Bodi
Name:	James Bodi
Title:	Director

MERGER SUB

BROOKFIELD TK MERGER SUB LLC

By:	/s/ James Bodi
Name:	James Bodi
Title:	Director

[Signature Page to Agreement and Plan of Merger]

BROOKFIELD AFFILIATED HOLDERS

BROOKFIELD TK TOLP LP

By:	Brookfield Capital Partners (Bermuda) Ltd.,
its general partner

By:	/s/ James Bodi
Name:	James Bodi
Title:	Director

BROOKFIELD TK BLOCK ACQUISITION LP

By:	Brookfield Capital Partners (Bermuda) Ltd.,
its general partner

By:	/s/ James Bodi
Name:	James Bodi
Title:	Director

BROOKFIELD ASSET MANAGEMENT PRIVATE INSTITUTIONAL CAPITAL ADVISER (PRIVATE EQUITY), L.P.

By:	Brookfield Capital Partners Ltd.,
its general partner

By:	/s/ A.J. Silber
Name:	A.J. Silber
Title:	Chairman of the Board

[Signature Page to Agreement and Plan of Merger]

SOLE GP MEMBER

BROOKFIELD TK TOGP LP

By:	Brookfield Capital Partners (Bermuda) Ltd.,
its general partner

By:	/s/ James Bodi
Name:	James Bodi
Title:	Director

[Signature Page to Agreement and Plan of Merger]

PARTNERSHIP

TEEKAY OFFSHORE PARTNERS L.P.

By:	Teekay Offshore GP L.L.C., its general partner

By:	/s/ Edith Robinson
Name:	Edith Robinson
Title:	Vice President & Secretary, Teekay Offshore GP L.L.C., General Partner of Teekay Offshore Partners L.P.

PARTNERSHIP GP

TEEKAY OFFSHORE GP L.L.C.,
in its capacity as the general partner of the Partnership

By:	/s/ Edith Robinson
Name:	Edith Robinson
Title:	Vice President & Secretary, Teekay Offshore GP L.L.C., General Partner of Teekay Offshore Partners L.P.

[Signature Page to Agreement and Plan of Merger]